EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
OC PARENT, L.P.,
OC INTERMEDIATECO, INC.,
VALVOLINE INC.
AND
OCI MERGER SUB INC.

DATED AS OF FEBRUARY 17, 2025

1103593863\14\AMERICAS

TABLE OF CONTENTS
    i
1103593863\14\AMERICAS

1103593863\14\AMERICAS

1103593863\14\AMERICAS

EXHIBITS

Exhibit A    -    Form of Escrow Agreement
Exhibit B    -    Example Statement of Net Working Capital
Exhibit C    -    Form of Restrictive Covenant Agreement
SCHEDULES

Schedule 1.1(a)    -    Accounting Principles
Schedule 1.1(b)    -    Permitted Liens
Schedule 5.1    -    Exceptions to Negative Covenants
Schedule A    -    Add-On Acquisitions
Schedule B    -    Sale-and-Lease Back Properties
Schedule C    -    Look Back Dates

1103593863\14\AMERICAS

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 17, 2025, is made by and among OC Parent, L.P., a Delaware limited partnership (“Holdco”), OC IntermediateCo, Inc., a Delaware corporation (the “Company”), Valvoline Inc., a Kentucky corporation (“Parent”), and OCI Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned Subsidiary of Parent. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.
WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent desires that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL, (ii) determined that this Agreement and the transactions contemplated hereby are advisable, and (iii) recommended adoption of this Agreement by the Company’s stockholder;
WHEREAS, the board of directors of Parent and Merger Sub has each, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL, and (ii) determined that this Agreement and the transactions contemplated hereby are advisable;
WHEREAS, the Company has obtained and delivered to Parent a true, correct and complete copy of an irrevocable written consent of the sole stockholder of the Company evidencing the approval and adoption of this Agreement, signed by Holdco as the sole stockholder of the Company in accordance with the DGCL; and
WHEREAS, Parent has obtained and delivered to the Company a true, correct and complete copy of an irrevocable written consent of the sole stockholder of Merger Sub evidencing the approval and adoption of this Agreement, signed by Parent as the sole stockholder of Merger Sub in accordance with the DGCL.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdco, the Company, Parent and Merger Sub hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Firm” has the meaning set forth in Section 2.10(c)(ii).
“Accounting Principles” means the methods, policies, practices, procedures and classifications set forth on Schedule 1.1(a) hereto.

1103593863\14\AMERICAS

“Action” means any claim, complaint, cause of action, charge, demand, notice, assessment, proceeding, suit, arbitration, litigation, mediation, hearing, investigation, audit, inquiry, contest, examination, inquest, summons, prosecution, review or other action (whether at law or in equity, whether civil, commercial, investigative, appellate, administrative, regulatory, criminal or judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before or by any Governmental Entity.
“Actual Adjustment” means (a) the amount by which the Merger Consideration as finally determined pursuant to Section 2.10(c) exceeds the Estimated Merger Consideration or (b) the amount by which the Merger Consideration as finally determined pursuant to Section 2.10(c) is less than the Estimated Merger Consideration, as applicable; provided that any amount which is calculated pursuant to clause (b) above shall be a negative number.
“Actual Fraud” means an actual and intentional fraud with respect to the making of, or omission from, the representations and warranties (a) made pursuant to Article 3 (in the case of the Company) or Article 4 (in the case of Parent and Merger Sub) or (b) contained in any certificate delivered pursuant to Section 6.2(d) (in the case of the Company) or Section 6.3(c) (in the case of Parent and Merger Sub); provided that such actual and intentional fraud shall only be deemed to exist if the party making or omitting such representations and warranties had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made or omitted were false when made or omitted; provided that such actual and intentional fraud does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud), securities fraud or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation).
“Add-On Acquisitions” means any transaction by the Company or its Subsidiaries pursuant to which Company or its Subsidiaries have acquired or have committed (including through an executed letter of intent or binding agreement) to acquire the assets or business of any target entity (whether by purchase of equity interests or assets, merger or otherwise) set forth on Schedule A; provided, that, after the date hereof and prior to the Closing, the Company may update Schedule A to reflect any additional transactions entered into by the Company or its Subsidiaries following the date hereof and prior to the Closing only with Parent’s express prior written consent (not to be unreasonably conditioned, withheld or delayed).
“Add-On Amount” means the aggregate amount of consideration actually paid, and all expenses incurred, that the Company has provided Parent written evidence of prior to the Closing Date with respect to any Add-On Acquisition (as may be updated from time to time in accordance with the terms hereunder).
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, employees of the Group Companies are not Affiliates of the Group Companies and employees of Parent and its Affiliates are not Affiliates of Parent or its Affiliates. Notwithstanding the foregoing, no Person, assets or business acquired in connection with the Add-On Acquisitions will constitute an Affiliate of the Company for purposes of the representations and warranties in Article 3.

1103593863\14\AMERICAS

“Affiliate Transaction” has the meaning set forth in Section 3.22.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“AI Technologies” means any current product, service or tool that relies on or otherwise utilizes artificial intelligence, machine learning, large language models or other similar or successor technologies, in whole or in part, to (a) create, generate, or modify content of any kind; (b) make decisions or facilitate decision-making; (c) replace or provide analysis of information to assist human decision-making; or (d) that is regulated as an “artificial intelligence system” or comparable term under applicable Legal Requirements.
“Ancillary Documents” means the Escrow Agreement, the Restrictive Covenant Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.
“Anti-Bribery Laws” has the meaning set forth in Section 3.21(a).
“Antitrust Laws” means any federal, state, provincial, territorial, local or foreign statutes, rules, regulations, Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, territorial, supranational, local or foreign law, act, code, statute, rule, regulation, legislation, constitution, guideline, directive, principle of common law, Order, treaty or ordinance of any Governmental Entity applicable to such Person or its properties or assets.
“Attorney-Client Communication” means any confidential and attorney client privileged communication occurring on or prior to the Closing between the Law Firm, on the one hand, and the Group Companies, Holdco or any of their respective Affiliates, on the other hand, to the extent it relates to the transactions contemplated by or leading to this Agreement (including the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and related agreements, and the consummation of the transactions contemplated hereby or thereby), including any representation, warranty or covenant of any party under this Agreement, the Ancillary Documents, any related agreement or the matters upon which a representation or warranty is made.
“Audited Financial Statements” has the meaning set forth in Section 3.9(a).
“Balance Sheet Date” has the meaning set forth in Section 3.9(a).
“Base Purchase Price” means $625,000,000.
“Bring Down Date” means the date that is the second (2nd) Business Day following satisfaction (or, to the extent permitted by Applicable Law, waiver by the parties entitled to benefits thereof) of all the conditions set forth in Section 6.1, Section 6.2(a), Section 6.2(b), Section 6.2(c) and the delivery of a draft Payoff Letter with respect to any Closing Indebtedness set forth on Schedule 6.2(h).
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

1103593863\14\AMERICAS

“Business Permits” has the meaning set forth in Section 3.12.
“Canceled Shares” has the meaning set forth in Section 2.9(c).
“Cash and Cash Equivalents” means (x) the sum (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, bank deposits, and short term investments) held by members of the Group Companies as of the Measurement Time, and (a) net of any outstanding checks not older than three (3) years from the Measurement Time, wires and bank overdrafts of the Group Companies, (b) excluding any “restricted cash”, where “restricted cash” means any cash and cash equivalents that are not freely usable by and available to the Group Companies due to requirements of Applicable Law, or because they are subject to bond guarantees, collateral reserve accounts, or similar accounts with respect to which amounts held therein are restricted to use for a specific purpose, and (c) excluding all cash and cash equivalents that are otherwise included in the Sale-and-Lease Back Transaction Amount (to avoid duplication with part (y)), in each case, calculated in accordance with the Accounting Principles plus (y) the Sale-and-Lease Back Transaction Amount; provided that, if any Group Company receives any Sale-and-Lease Back Transaction Amount prior to the Closing and assigns, transfers, or conveys the cash associated with such Sale-and-Lease Back Transaction Amount to any Person other than a Group Company, such Sale-and-Lease Back Transaction Amount shall not be included in this definition.
“CBA” has the meaning set forth in Section 3.7(c).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“Certificate of Merger” has the meaning set forth in Section 2.4.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Indebtedness” means the Indebtedness as of the Measurement Time.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Applicable Law.
“Code” means the U.S. Internal Revenue Code of 1986.
“Common Stock” means the Company’s Common Stock, par value $0.01 per share.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Common Shares” means all shares of Common Stock.
“Company Employees” means employees of the Group Companies who are employed at the Closing.

1103593863\14\AMERICAS

“Company’s Knowledge” and any derivations thereof, mean, as of the applicable date, the actual knowledge, after reasonable inquiry, of Eric Frankenberger, Kabir Merchant, Aimann Hafez, James Scerbo, and Efrain Corona, none of whom shall have any personal Liability regarding such knowledge.
“Company Material Adverse Effect” means any effect, event, circumstance, occurrence, fact, condition, development, result, change or combination of the foregoing that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets, Liabilities or capitalization of the Group Companies taken as a whole, or (b) the ability of Holdco, the Company, or the Group Companies as a whole, to consummate the Merger; provided, however, that “Company Material Adverse Effect” shall not include any effect, event, circumstance, occurrence, fact, condition, development, result, change or combination of the foregoing, directly or indirectly, arising out of or attributable to: (a) conditions generally affecting the economy, the regulatory environment or credit, securities, currency, financial, commodity, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index or any changes in interest rates or exchange rates) in the United States or elsewhere in the world, (b) any national, international or supranational political, geopolitical or social conditions (including civil commotion, civil disorder, or any other type of civil unrest (including government shutdowns, riots, public demonstrations, protests, looting, and revolutions) and any government responses thereto (e.g., shutdowns, furloughs, curfews)) and including the threatening of, any engagement in, or escalation of, hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or cyber-attack or terrorist attack, or any epidemics or pandemics or outbreaks, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event), (c) changes in GAAP, accounting standards or in the interpretation or enforcement thereof, (d) changes in any Applicable Law or any action required to be taken under any Applicable Law by which any Group Company (or any of their respective assets or properties) is bound, (e) any change that is generally applicable to the industries or markets in which the Group Companies operate or in which products or services of any Group Company are produced, distributed or sold, (f) the negotiation, execution, announcement of this Agreement or the consummation of the transactions contemplated by this Agreement (including by reason of the identity of Parent, Merger Sub or their Affiliates), (g) any failure, in and of itself, by any Group Company to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of the Group Companies for any period ending on or after the date hereof (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections, forecasts, estimates or predictions may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded under this definition), or (h) the taking of any action expressly permitted or required by this Agreement and/or the Ancillary Documents, or any failure to take any action by a Group Company that is expressly prohibited by this Agreement, including the completion of the transactions contemplated hereby and thereby (including the obtaining of approval or consent from any Governmental Entity), except in the case of clauses (a), (b), (c), (d) and (e) above, to the extent that such effect, event, circumstance, occurrence, fact, condition, development, result, change or combination of the foregoing has a material and disproportionate impact on the business, results of operations, condition (financial or otherwise), assets, Liabilities or capitalization of any Group Company as compared to other industry participants.
“Company Personnel” has the meaning set forth in Section 3.8(i).
“Competing Transaction” means, other than the transactions contemplated by this Agreement, any sale, assignment, transfer, conveyance, purchase, acquisition, merger, consolidation, share exchange,

1103593863\14\AMERICAS

exchange or tender offer, recapitalization, business combination, investment in, liquidation, dissolution, equity financing or issuance, spin-off, joint venture or other similar transaction, directly or indirectly, of any Group Company or their equity interests, businesses or assets (other than sales of inventory in the ordinary course of business and the sale leaseback of the Sale-and-Lease Back Properties).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 17, 2024, by and between Oil Changer, Inc., a California corporation, and Valvoline LLC, a Delaware limited liability company.
“Contract” means any legally binding contract, agreement, license, sublicense, lease, sublease, deed, mortgage, note, undertaking, indenture, bond, loan, conditional sales contract, franchise, instrument, commitment, or other binding arrangement.
“Credit Agreement” means that certain Credit Agreement, dated February 8, 2021, by and among OC Merger Sub, Inc., Oil Changer Holding Corporation, OC Holding, Inc., Guggenheim Credit Services, LLC (as Administrative Agent and Collateral Agent), Webster Bank, National Association and the Lender Parties thereto, as amended by Amendment No. 1, dated March 22, 2022, Amendment No. 2, dated May 31, 2023, Amendment No. 3, dated December 6, 2023 and Amendment No. 4, dated November 21. 2024.
“Damages” means any and all damages, Liabilities, obligations, penalties, fines, Actions, Orders, deficiencies, losses, costs, wages, liquidated damages, assessments, payments (including those arising out of any settlement or Order), fees, costs of remediation and expenses of any kind (including income and other Taxes, interest, and reasonable attorneys’, accountants’ and other professional advisors’ fees, expenses and disbursements incurred or paid in the investigation, defense, settlement or enforcement thereof and the cost of pursuing any providers of insurance).
“Data Privacy and Security Laws” means (a) each applicable Legal Requirement concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, and/or use of “cookies” or similar technologies, including (i) state data privacy Legal Requirements, including the California Consumer Protection Act of 2018; (ii) each applicable Legal Requirement applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise), the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; and (iii) Legal Requirements governing or relating to the Processing of biometric data or biometric information, including the Illinois Biometric Information Privacy Act; or (b) guidance having legal effect issued by a Governmental Entity that pertains to one of the Legal Requirements outlined in clause (a).
“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Information or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or any of the Group Companies: (a) any applicable Group Company Privacy Policies and the Company’s and any of the Group Company’s own published written rules and procedures (whether physical or technical in nature, or otherwise), (b) all applicable Data Privacy and Security Laws, (c) applicable provisions of Contracts the Company or any of the Group Companies have entered into or by which they are bound, and (d) industry self-regulatory principles, certifications, frameworks, standards, or codes of conduct relating to privacy or information security and/or otherwise relating to the Processing of Personal Information that are adopted by any industry organization to which the applicable Group Company belongs or with which it has in writing agreed to comply or represented compliance, including the PCI DSS.

1103593863\14\AMERICAS

“Data Subject Requests” has the meaning set forth in Section 3.25(h).
“Debt Commitment Letter” shall have the meaning set forth in Section 4.5(b).
“Debt Financing” shall have the meaning set forth in Section 4.5(b).
“Debt Financing Agreement” and “Debt Financing Agreements” shall have the meaning set forth in Section 9.21.
“Debt Financing Sources” means the Persons that have committed to provide or arrange any debt financings in connection with the transactions contemplated hereby, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (the foregoing are collectively referred to as the “Lenders”), together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, attorneys, partners (general or limited), trustees, controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources and, in each case, their respective permitted successors and assigns.
“Debt Letters” shall have the meaning set forth in Section 4.5(b).
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Disputed Items” has the meaning set forth in Section 2.10(c)(ii).
“Effective Time” has the meaning set forth in Section 2.4.
“Employee Plan” shall mean each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each pension, employment, severance, individual consulting, transaction, retention, bonus, commission, deferred compensation, incentive compensation, equity purchase, equity option, equity appreciation, phantom equity, other equity or equity-based, savings, profit sharing, Code Section 125, Code Section 501(c)(9), severance or termination pay, salary continuation, health, dental, vision, life, accident or disability insurance, retirement, sick leave, paid time off, vacation, tuition assistance, adoption assistance, fringe benefit, perquisite and any other benefit or compensation plan, policy program, agreement or arrangement maintained or contributed to, or required to be contributed to, by any Group Company for the benefit of any of current or former employee, director or individual service provider of any Group Company or their respective dependents or beneficiaries, or that is sponsored, maintained or contributed to (or required to be contributed to) by any Group Company, or with respect to which any Group Company has any Liability (other than any such plan or arrangement maintained or to which contributions are required by any Governmental Entity).
“Environmental Laws” means all Applicable Laws concerning pollution, human health or safety (to the extent relating to exposure to Hazardous Materials), protection of the environment or relating to the use, handling, transport, Release, treatment, storage, or disposal of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any Person that, together with any Group Company, is (or at any relevant time was) treated as a single employer under Section 414 of the Code.

1103593863\14\AMERICAS

“Escrow Account” means the account established under the Escrow Agreement for purposes of the post-Closing adjustment contemplated by Sections 2.10(c) and 2.10(d).
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means that certain escrow agreement by and among Parent, Holdco and the Escrow Agent, substantially in the form attached hereto as Exhibit A.
“Escrow Amount” means $10,000,000.
“Estimated Closing Statement” has the meaning set forth in Section 2.10(a).
“Estimated Merger Consideration” has the meaning set forth in Section 2.10(a).
“Ex-Im Laws” means all U.S. and applicable non-U.S. Legal Requirements relating to export, reexport, transfer, and import controls, including the Export Administration Regulations and the customs and import Applicable Laws administered by U.S. Customs and Border Protection.
“Example Statement of Net Working Capital” means the statement of Net Working Capital as of the close of business on December 31, 2024, and attached as Exhibit B hereto.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Financial Statements” has the meaning set forth in Section 3.9(a).
“Fleet Customer” has the meaning set forth in Section 3.20(a).
“GAAP” means United States generally accepted accounting principles consistently applied as in effect from time to time.
“General Enforceability Exceptions” has the meaning set forth in Section 3.2(a).
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation, as applicable, and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any federal, state, provincial, territorial, supranational, local or foreign governmental, regulatory or administrative authority, agency, instrumentality, commission or political subdivision, or any judicial or arbitral body (public or private) or court of competent jurisdiction, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law).
“Group Companies” means, collectively, the Company and each of its Subsidiaries.

1103593863\14\AMERICAS

“Group Company Data” means any and all information or data that is proprietary, sensitive, regulated, or confidential (including all Personal Information) that is Processed by or on behalf of any Group Company or otherwise in the possession or control of any Group Company.
“Group Company Privacy Policy” means each external or internal written privacy policy, notice or similar of, or any external written representation or statement made by, any Group Company relating or made pursuant to any Data Security Requirements, including any such policy, notice, representation or statement, relating to: (a) the Processing of any Personal Information; or (b) any Personal Information of any actual or prospective employee, contractor, consultant or other staff members.
“Group Company Released Party” has the meaning set forth in Section 9.7(a).
“Group Company Releasor” has the meaning set forth in Section 9.7(b).
“Hazardous Material” shall mean any hazardous or toxic pollutant, contaminant, material, substance or waste which is listed under or regulated by, or for which Liability or standards of conduct are imposed pursuant to, Environmental Law, including friable asbestos, polychlorinated biphenyls, poly- and per-fluoroalkyl substances, radiation or any petroleum or petroleum products.
“Holdco Released Party” has the meaning set forth in Section 9.7(b).
“Holdco Releasor” has the meaning set forth in Section 9.7(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any Tax imposed on or determined by reference to net income or profits, including any nonresident withholding Tax or franchise, margin or similar Tax (or any other Tax imposed in lieu thereof).
“Income Tax Liability Amount” means, without duplication and which amount may not be reduced below zero (0) in any jurisdiction, an amount equal to the accrued and unpaid Income Taxes of any Group Company for any Pre-Closing Tax Period that are due and payable following the Closing Date with respect to any Income Tax Return that is not yet due (taking into account any applicable extensions) and with respect to solely those jurisdictions in which such Group Company is currently filing Income Tax Returns or commenced business operations or activities after December 31, 2023, which for such purpose shall be determined (a) by including Transaction Tax Deductions in Pre-Closing Tax Periods of the Group Companies to the extent permitted under Applicable Law at a “more likely than not” or greater level of comfort, (b) by taking into account any prepayment or overpayment (including any estimated Tax payments) of Income Taxes for such Pre-Closing Tax Periods of any Group Company, (c) in accordance with past practice of the Group Companies in preparing Income Tax Returns (including any reporting positions, elections or accounting methods) to the extent permitted under Applicable Law, (d) by excluding any deferred Tax Liabilities or any Liabilities for accruals or reserves established or required to be established in accordance with GAAP for contingent Taxes or uncertain Tax positions, (e) by excluding any Income Taxes attributable to actions taken by the Group Companies on the Closing Date and after the Closing (other than actions contemplated by this Agreement) or otherwise arising as a result of any financing or refinancing arrangements entered into at the direction of Parent or its Affiliates, and (f) applying the conventions set forth in Section 8.5 for purposes of determining the amount of any Income Taxes allocable to the Pre-Closing Tax Period in the case of any Straddle Period.

1103593863\14\AMERICAS

“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and all premiums and penalties (including any prepayment penalties) with respect to, any obligations of any Group Company consisting of (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, indenture or other similar financing instrument or Contract or debt security, (c) any principal obligations under capitalized leases of any Group Company to the extent recorded as long-term Liabilities in accordance with the Accounting Principles, (d) the net Liability in respect of any interest rate, currency, hedging or other derivative instrument or Contract, (e) obligations to pay the deferred purchase price (including earn-outs) of any business or assets constituting a business, in each case for the maximum potential amount payment, whether or not matured, (f) solely to the extent the Wage and Hour Dispute Amount has not yet been paid in connection with the Wage and Hour Dispute, the Wage and Hour Dispute Amount, (g) all reimbursement and other obligations with respect to performance bonds, letters of credit, bank guarantees, bankers’ acceptances, note purchase facilities, or other similar instruments, but only to the extent that such performance bonds, letters of credit, bank guarantees, bankers’ acceptances, note purchase facilities, or other similar instruments have been drawn upon, (h) the Income Tax Liability Amount, (i) indebtedness created or arising under any purchase money mortgage or other purchase money lien or conditional sale or other title retention agreement with respect to property acquired (even though the right and remedies of the person or lender under such agreement in the event of default are limited to repossession or sale of such property), (j) all transferred unfunded pension and similar defined benefit obligations including jubilees and medical schemes, (k) all declared and unpaid dividends or distributions; or (l) guarantees of any indebtedness of a third party of the type described in the foregoing clauses (a) through (k), in each case, as of such time. Notwithstanding the foregoing, Indebtedness shall not include any (i) undrawn letters of credit, performance bonds or similar instruments, (ii) obligations under operating leases, (iii) amounts included as Transaction Expenses, Cash and Cash Equivalents or Net Working Capital, (iv) amounts owed by one Group Company to any other Group Company, or (v) trade or account payables incurred in the ordinary course of business.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property Rights” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents and patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, trademarks, whether registered or unregistered, logos, brand names, trade-dress rights, service marks and trade names (and all goodwill associated therewith and all registrations, renewals and applications therefor), all copyrights and works of authorship, including all rights in Software and technology of the Group Companies (and all registrations, renewals and applications therefor), internet domain names, corporate names, trade secrets, and other confidential and proprietary business information, know-how, discoveries, concepts, ideas, research and development, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, in each case, to the extent protectable by Applicable Law, including any of the foregoing rights in Software, data, databases or documentation therefor, all advertising and promotional materials, and all copies and tangible embodiments thereof (in whatever form or medium).
“Interim Financial Statements” has the meaning set forth in Section 3.9(a).
“Investment Advisors” means Jefferies LLC and Piper Sandler & Co.

1103593863\14\AMERICAS

“IRS” means the U.S. Internal Revenue Service.
“IT Systems” shall mean Software, computer firmware, computer hardware, electronic data Processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, and information contained therein or transmitted thereby, in each case, owned, licensed, or used by the Company or any of the Group Companies in the operation of the Group Companies’ respective businesses.
“Law Firm” has the meaning set forth in Section 9.20(a).
“Leased Premises” shall mean any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Group Company pursuant to any leasehold or subleasehold estates or any other rights to use or occupy such real property.
“Legal Requirements” means any and all Applicable Laws and any Contracts with any Governmental Entity.
“Lender” has the meaning assigned to such term in the definition of “Debt Financing Sources”.
“Lender Protective Provisions” means Section 9.2, Section 9.10, Section 9.12, Section 9.13, and Section 9.21, in each case, as such provisions relate to the Debt Financing and the Debt Financing Sources.
“Liability” means any direct or indirect liability, indebtedness, guaranty, assurance, claim, loss, damage, cost, expense, obligation, penalty, fine, deficiency, commitment or obligation of any kind or nature, whether accrued, unaccrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, asserted or unasserted, due or to become due, reflected on a balance sheet or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, whenever or however arising.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), license, lease, sublease, covenant, charge, claim, condition, option, security interest, mortgage, deed of trust, deed to secure debt, community property interest, equitable interest, easement, encroachment, right of way, right of first refusal or first offer, right to acquire, right of preemption, servitude, restriction on transfer of title or voting, restriction on use, or any other restriction of any kind or nature whatsoever, whether absolute or contingent, whether relating to any property or right or the income or profits therefrom.
“Look Back Date” means, with respect to the Group Companies, assets, Liabilities and properties set forth on Schedule C hereto, the date set forth in the column titled “Date” on Schedule C hereto.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent; or (c) transmitting data, in the case of each of clauses (a), (b) and (c), either automatically, with the passage of time or upon command by any Person other than the proper user.

1103593863\14\AMERICAS

“Material Contract” has the meaning set forth in Section 3.15(a).
“Material Independent Contractor” means any consultant or other independent contractor, whether operating through a legal entity or as an individual in their personal capacity, who, since the Look Back Date, has either (a) provided over 200 hours of services relating to the Group Companies or (b) received more than $50,000 in compensation for services relating to the Group Companies.
“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” means (a) the Base Purchase Price, plus (b) the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Indebtedness, minus (e) the amount of Unpaid Transaction Expenses, plus (f) the Add-On Amount.
“Merger Consideration Dispute Notice” has the meaning set forth in Section 2.10(c)(ii).
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Net Working Capital” means, with respect to the Group Companies, the aggregate value of the current assets of the Group Companies less the aggregate value of the current Liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the Measurement Time and calculated in accordance with the Accounting Principles and (a) taking into account only those assets and Liabilities and reflecting other adjustments of the type and kind included in the line items set forth in the Example Statement of Net Working Capital and (b) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the Example Statement of Net Working Capital. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to (i) current or deferred Tax assets or Liabilities relating to Income Taxes or other deferred Tax assets or Liabilities, (ii) any changes in assets or Liabilities as a result of the transactions associated with the Merger, including any purchase accounting adjustment, (iii) Cash and Cash Equivalents (and any amounts expressly excluded from the definition thereof), (iv) Transaction Expenses (and any amounts expressly excluded from the definition thereof), and (v) Indebtedness (and any amounts expressly excluded from the definition thereof). Further, no fact, event or occurrence on or after the Closing shall be taken into account when calculating the Net Working Capital.
“Net Working Capital Adjustment” means either: (a) the amount (which shall be a negative number), if any, by which Net Working Capital is less than the Target Net Working Capital; or (b) the amount (which shall be a positive number), if any, by which Net Working Capital is more than the Target Net Working Capital.
“New Plans” has the meaning set forth in Section 5.8(b).
“Non-Party Affiliates” has the meaning set forth in Section 9.19.
“OCH” Oil Changer Holding Corporation, a Delaware corporation.

1103593863\14\AMERICAS

“Open Source Materials” means Software that is publicly distributed (or otherwise made publicly available) in source code format under a licensing or distribution model that relies on the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL), the Apache License, or other open source license that requires as a condition of use, modification or distribution of such Software that such Software or other Software that is combined or distributed with it be: (a) disclosed or distributed in source code form; (b) licensed to any Person for the purposes of making derivative works thereof; (c) redistributable at no charge; or (d) licensed subject to a patent non-assert or royalty-free patent license or covenant not to sue.
“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award, ruling, determination, settlement, assessment or executive order of or by any Governmental Entity.
“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Group Company.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Arrangements” has the meaning set forth in Section 5.8(c).
“Parent Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 12, 2022, and effective as of March 1, 2023 and as may be amended, supplemented or otherwise modified from time to time, by and among the Parent, the lenders and L/C issuers from time to time party thereto and the Bank of Nova Scotia, as administrative agent.
“Payoff Letters” means customary payoff letters in connection with the repayment of the Indebtedness set forth on Schedule 6.2(h), stating the aggregate amount of the Indebtedness thereunder required for payoff as of the date specified in such letter (together with a customary per diem for payment following such date), the instructions for payment of the same to discharge such obligations and, if such Indebtedness is secured by any Lien, all Lien terminations and instruments of discharge releasing and terminating such Lien, as applicable, upon the receipt of the applicable payoff amounts.
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.
“Permits” means permits, licenses, variances, franchises, registrations (including product registrations), certificates, exemptions, authorizations, orders, consents, concessions, warrants, waivers and approvals obtained or required to be obtained from or with any Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on any property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property and other title defects) that do not materially impair or interfere with the Group Companies’ present uses or occupancy of such property, (d) Liens that would not

1103593863\14\AMERICAS

reasonably be expected to be material to the Group Companies, taken as a whole, (e) Liens granted to any Lender at the Closing in connection with any Debt Financing, (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (g) matters that would be disclosed by an accurate survey or inspection of real property to the extent that they do not materially impair or interfere with the Group Companies’ present use or occupancy of such property, (h) any mortgage of a lessor or sublessor on any of the Leased Premises and the interests of lessors and sublessors of any of the Leased Premises under the Real Property Leases, (i) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (j) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued or contemplated operation of the property to which they relate, (k) any Liens created by Parent or Merger Sub following the Effective Time, (l) non-exclusive licenses for commercial off-the-shelf Software or non-exclusive trademark licenses granted by any Group Company in the ordinary course of business, and (m) Liens described on Schedule 1.1(b).
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Personal Information” means (a) any information that may reasonably be used to identify a natural Person, including a natural Person’s social security number or tax identification number, driver’s license number, credit card number, bank information, or customer or account number; and (b) any information that is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms by the Data Security Requirements.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period ending on and including the Closing Date.
“Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Group Company Data that constitutes Personal Information, whether or not by automatic means, such as receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, destruction, privacy or security or any other operation that is considered “processing” or similar term under Data Security Requirements.
“Proposed Closing Date Calculations” has the meaning set forth in Section 2.10(c)(i).
“R&W Insurance Policy” has the meaning set forth in Section 5.9.
“Real Property Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Group Company holds any Leased Premises.
“Redacted Fee Letter” shall have the meaning set forth in Section 4.5(b).
“Registered Intellectual Property Rights” has the meaning set forth in Section 3.17.

1103593863\14\AMERICAS

“Release” means any release, spill, emission, leaking, pumping, dumping, injection, pouring, deposit, discharge, dispersal, leaching, escaping or migration on, into or through the environment (including ambient or indoor air, surface water, groundwater, sediments, land surface or subsurface strata).
“Representatives” means, with respect to any Person, the directors, members, limited or general partners, equityholders, officers, employees, agents, advisors, Affiliates, representatives, investment bankers, consultants, attorneys, accountants and other agent of such Person.
“Required Amount” has the meaning set forth in Section 4.5(a).
“Restrictive Covenant Agreement” means that certain restrictive covenant agreement by and between Parent, on one hand, and each of Greenbriar Equity Fund V, L.P., a Delaware limited partnership, and Greenbriar Co-Investment Partners V, L.P., a Delaware limited partnership, substantially in the form attached hereto as Exhibit C.
“Sale-and-Lease Back Properties” means each of the properties set forth on Schedule B hereto, which shall be amended following the date hereof and prior to the Closing by the Company, if any Sale-and-Lease Back Property is sold to a third party and is no longer owned by the Group Companies, such that any such sold Sale-and-Lease Back Property (including the value set forth in the column titled “Value” for the Sale-and-Lease Back Property) shall be removed from Schedule B.
“Sale-and-Lease Back Transaction Amount” means the aggregate amount of, at the Closing, the values set forth in the column titled “Value” for the Sale-and-Lease Back Properties on Schedule B hereto (as amended pursuant to the terms of this Agreement); provided that, the parties may mutually agree to revise Schedule B to reflect any change in the column titled “Value” on Schedule B for the Sale-and-Lease Back Properties prior to the Closing Date.
“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Ex-Im Laws or Sanctions Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) and the Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by, a Person or Persons described in clause (i); or (iii) any person organized or ordinarily resident in a Sanctioned Country.
“Sanctions Laws” shall mean all U.S. and applicable non-U.S. Legal Requirements relating to economic or trade sanctions, including the Applicable Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Schedules” means the disclosure schedules to this Agreement.

1103593863\14\AMERICAS

“Security Incident” means (a) any actual unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other unauthorized Processing of Group Company Data, (b) any damage to, or unauthorized, unlawful, or accidental access to, or use of, any IT System, including any ransomware or malware attack, or (c) any incident defined as a “personal data breach,” “security breach,” “security incident,” “data breach” or similar term by Data Security Requirements.
“Software” means computer software programs, including all databases, reports, software tool sets, compilers, and related documentation, whether in source code, object code or human readable form.
“Solvent” means, with respect to any Person and as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person, will, as of such date, exceed the amount of all Liabilities of such Person, contingent or otherwise, as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the Liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a Liability in connection with another Person’s right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. For the avoidance of doubt, no Person, assets or business acquired in connection with an Add-On Acquisition is a Subsidiary of the Company or a member of the Group Companies for purposes of the representations and warranties in Article 3.
“Substitute Debt Financing” shall have the meaning set forth in Section 5.11(e).
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Bylaws” has the meaning set forth in Section 2.6(b).
“Surviving Corporation Certificate of Incorporation” has the meaning set forth in Section 2.6(a).
“Target Net Working Capital” means negative $8,734,158.

1103593863\14\AMERICAS

“Tax” means all U.S. federal, state, local, and non-U.S. income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, duties, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, capital gains, ad valorem, franchise, estimated, goods and services, environmental taxes, and any other similar fees, assessments, or charges in the nature of a tax, including all interest, penalties, assessments and additions imposed by any Taxing Authority with respect to the foregoing.
“Tax Contest” has the meaning set forth in Section 8.3.
“Tax Proceeding” means any Action with respect to Taxes.
“Tax Refund” has the meaning set forth in Section 8.6.
“Tax Return” means all tax returns, declarations, reports, claims for refund, information returns, or other documents filed or required to be filed with a Taxing Authority in respect of Taxes, including any attachments or schedules thereto and any amendments thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Trade Control Laws” has the meaning set forth in Section 3.21(b).
“Trade Secrets” shall mean confidential and proprietary information of each Group Company, as applicable, including technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or underwriters which, in each case (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses of any kind accrued or incurred by or on behalf of any of the Group Companies or Holdco (to the extent such amounts are a Liability of any Group Company) in connection with the sale process for the Group Companies and their businesses, assets and Liabilities and the preparation, negotiation, execution, and performance of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, including (i) the fees, costs and expenses of counsel, accountants, investment bankers, consultants, financial advisors and other Representatives (including the Investment Advisors and Kirkland & Ellis LLP ); and (ii) any “single-trigger” success, change of control or similar bonuses payable to any employee or director solely upon the consummation of the transactions contemplated hereunder (including, in each case, the employer portion of any associated payroll, social security or similar Taxes related to any such payments as of the Closing Date), in each case other than by reason of actions affirmatively taken by Parent or the Group Companies on the Closing Date and after the Closing (other than actions contemplated by this Agreement) or by Parent or Merger Sub (or at the direction of Parent or Merger Sub) on or prior to the Closing. Notwithstanding anything to the contrary contained herein, in no event shall Transaction Expenses include any amounts with respect to (i) the “tail” policy

1103593863\14\AMERICAS

pursuant to and in accordance with Section 5.4, (ii) filing fees under the HSR Act and any other applicable Antitrust Laws or (iii) Transfer Taxes. Notwithstanding the foregoing, Transaction Expenses shall not include any amounts to the extent such amounts are included in the calculation of Closing Indebtedness, Cash and Cash Equivalents or Net Working Capital.
“Transaction Tax Deductions” means, without duplication, the sum of any and all items of loss, deduction or credit for applicable Income Tax purposes resulting from or otherwise attributable to any payment made by or on behalf of the Group Companies in connection with the transactions contemplated herein, including but not limited to (a) the Transaction Expenses (regardless of whether such items remain unpaid as of Closing), (b) the repayment of any Closing Indebtedness required to be paid at Closing or as otherwise contemplated to be repaid at Closing by this Agreement (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof), and (c) any other expenses or costs incurred in connection with the transactions contemplated hereby. For such purpose, the parties agree to apply the election under IRS Rev. Proc. 2011-29 to treat seventy percent (70%) of any “success-based fees” within the meaning of Treasury Regulation Section 1.263(a)-5(f) and IRS Rev. Proc. 2011-29, as deductible in Pre-Closing Tax Periods of the Group Companies.
“Transfer Taxes” has the meaning set forth in Section 8.4.
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses that are incurred and unpaid as of immediately prior to the Closing.
“Vendor” has the meaning set forth in Section 3.20.
“Wage and Hour Dispute” has the meaning set forth on Schedule 3.6.
“Wage and Hour Dispute Amount” has the meaning set forth on Schedule 3.6.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar Legal Requirement.
ARTICLE 2
THE MERGER
Section 2.1    Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
Section 2.2    Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time on the second (2nd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 6 (not including conditions which are to be satisfied by actions taken at the Closing or which by their nature can be satisfied only on the Closing Date), remotely by the electronic exchange of documents and signatures,

1103593863\14\AMERICAS

unless another time, date or place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, in no event shall the Closing take place prior to April 1, 2025. The “Closing Date” shall be the date on which the Closing takes place.
Section 2.3    Deliveries of the Company and Holdco at the Closing. Prior to or at the Closing, the Company and Holdco shall have delivered the following documents:
(a)    a certificate from the Company, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, together with a signed notice contemplated by Treasury Regulations Section 1.897-2(h); provided, that the sole remedy of Parent and any of its respective Affiliates or paying and withholding agents for the Company’s failure to provide such certificate and notice shall be to make an appropriate deduction or withholding in accordance with Section 2.9(d);
(b)    unless otherwise requested by Parent, written resignations from, or evidence of removal of, directors, managers and officers of the Group Companies;
(c)    resolutions of the board of directors of the Company approving this Agreement and the consummation of the transactions contemplated hereby and recommending adoption of this Agreement and the consummation of the transactions contemplated hereby to the Company’s equity holders;
(d)    evidence of the assignment of Holdco’s rights under the agreements set forth on Schedule 2.3(d) to the Company; and
(e)    any books and records of the Group Companies in Holdco’s possession not already in possession of the Group Companies at the Closing Date (if any).
Section 2.4    Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or on such other date as Parent and the Company may agree), the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 2.5    Effects of the Merger. The Merger shall have the effects set forth in Sections 251 and 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities, restrictions and disabilities of each of the Company and Merger Sub shall become the Liabilities, restrictions and disabilities of the Surviving Corporation.

1103593863\14\AMERICAS

Section 2.6    Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation, except that (a) the name of the Surviving Corporation shall be “OC IntermediateCo, Inc.” and (b) such certificate of incorporation shall be revised to the extent necessary to comply with Section 5.4 (the “Surviving Corporation Certificate of Incorporation”) until thereafter changed or amended as provided therein or by Applicable Law.
(b)    At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that (a) the name of the Surviving Corporation shall be “OC IntermediateCo, Inc.” and (b) such bylaws shall be revised to the extent necessary to comply with Section 5.4 (the “Surviving Corporation Bylaws”) until thereafter changed or amended as provided therein or by Applicable Law.
Section 2.7    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section 2.8    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Section 2.9    Effect on Company Equity Interests.
(a)    Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any share of capital stock of Merger Sub, each share of common stock, par value $0.01, of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the sole capital stock of the Surviving Corporation as of immediately following the Effective Time.
(b)    Conversion of Company Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or Holdco, each Company Common Share issued and outstanding as of immediately prior to the Effective Time shall (other than the Canceled Shares) shall be canceled and extinguished and be converted into and shall become the right to receive the Estimated Merger Consideration and distribution to Holdco (if applicable) of the Escrow Amount pursuant to Section 2.10(d) as provided herein, in each case without interest. From and after the Effective Time, Holdco shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided for herein or under Applicable Law.
(c)    Canceled Shares. Company Common Shares held in the treasury of the Company or held by Parent or any wholly owned Subsidiary of Parent or the Company shall be canceled for no consideration as part of the Merger (collectively, “Canceled Shares”).

1103593863\14\AMERICAS

(d)    Withholding. Each of the parties, their Affiliates and any of their respective withholding or paying agents shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to such payment under Applicable Law; provided, that, other than with respect to any deduction or withholding attributable to any compensatory payments or arising as a result of the failure of the Company to deliver the tax certificate and notice described in Section 2.3(a), prior to deducting or withholding from any amounts so payable, Parent shall provide Holdco with written notice of such intention at least five (5) Business Days prior to making any such deduction or withholding, which notice shall include information regarding the amounts subject to withholding and the basis and method of calculation of the proposed deduction or withholding, and Parent shall cooperate with Holdco to allow Holdco to establish its right under Applicable Law to an exemption from or reduction in such deduction or withholding. To the extent such amounts were so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Section 2.10    Merger Consideration.
(a)    Estimated Merger Consideration. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”), including (i) the Net Working Capital Adjustment, (ii) the amount of Cash and Cash Equivalents, (iii) the amount of Closing Indebtedness, (iv) the amount of Unpaid Transaction Expenses, and (v) the Add-On Amount (the “Estimated Closing Statement”). The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement, the Accounting Principles and the Example Statement of Net Working Capital. Parent shall have the opportunity to comment on and request reasonable changes to the foregoing estimates and calculations set forth in the Estimated Closing Statement, and the Company shall consider in good faith any changes Parent proposes to such estimates and calculations, it being understood that Parent shall have no approval rights with respect to the estimates or calculations therein; provided, that in case of any disagreement between the parties, in no case shall such disagreement delay the Closing and the estimates and calculations of the Company set forth in the Estimated Closing Statement shall control.
(b)    At the Closing, Parent shall pay, or shall cause the Company, Merger Sub or the Surviving Corporation to pay, in cash by wire transfer of immediately available funds:
(i)    the Escrow Amount to the Escrow Account in accordance with the Escrow Agreement;
(ii)    the amounts set forth in the Payoff Letter(s) to the account(s) set forth therein;
(iii)    an amount equal to the Unpaid Transaction Expenses, as set forth in the Estimated Closing Statement, to the accounts and pursuant to wire instructions provided to Parent by the Company at least three (3) Business Days prior to the Closing Date; and
(iv)    an amount equal to the Estimated Merger Consideration, as set forth in the Estimated Closing Statement, with respect to the Company Common Shares issued and outstanding as of immediately prior to the Effective Time minus the Escrow Amount, to Holdco or its designee.

1103593863\14\AMERICAS

(c)    Determination of Final Merger Consideration.
(i)    As soon as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to Holdco, Parent’s good faith proposed calculations (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”) of each of (A) the Net Working Capital Adjustment, (B) the amount of Cash and Cash Equivalents (provided that, for the avoidance of doubt, the Sale-and-Lease Back Transaction Amount included in the calculation of Cash and Cash Equivalents shall not be subject to adjustment pursuant to this Section 2.10(c) or Section 2.10(d)), (C) the amount of Closing Indebtedness, (D) the amount of Unpaid Transaction Expenses, (E) the Add-On Amount, and (F) the Merger Consideration, in each case, including reasonably detailed calculations of the components thereof. If Parent fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then the Actual Adjustment shall be deemed to equal zero. With respect to any component of the Merger Consideration for which Parent proposes an adjustment from the amounts set forth in the Company’s calculation of the Estimated Merger Consideration, the Proposed Closing Date Calculations shall set forth the amount of such adjustment and a reasonably detailed description of the basis for such adjustment. Parent agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles and the definitions and other applicable provisions of this Agreement and Parent shall not make any changes to the Accounting Principles or the Example Statement of Net Working Capital.
(ii)    If Holdco does not give written notice of any dispute (the “Merger Consideration Dispute Notice”) to Parent within thirty (30) days of receiving the Proposed Closing Date Calculations, the parties hereto agree that the Proposed Closing Date Calculations shall set forth the final Net Working Capital Adjustment, the amount of Cash and Cash Equivalents, the amount of Closing Indebtedness, the amount of Unpaid Transaction Expenses, the Add-On Amount and the Merger Consideration, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such 30-day period, Holdco may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Merger Consideration will be finally determined when such notice is given. If Holdco delivers a Merger Consideration Dispute Notice to Parent within such 30-day period, Parent and Holdco shall use commercially reasonable efforts to resolve the disputes in the Merger Consideration Dispute Notice during the 30-day period commencing on the date Parent receives the Merger Consideration Dispute Notice from Holdco. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Parent and Holdco during such 30-day period and any subsequent dispute arising therefrom. To the extent any of the items in dispute (such matters, the “Disputed Items”) are resolved and agreed to in writing between Parent and Holdco during such 30-day period of negotiations, such resolution shall be final and binding on the parties with respect to the specific items so resolved. If Holdco and Parent do not agree upon a final resolution with respect to any Disputed Items within such 30-day period, then, at the request of either Holdco or Parent, the remaining items in dispute shall be submitted promptly to Forvis Mazars LLP, or, if such firm declines to be retained to resolve the dispute, another nationally-recognized, independent accounting firm reasonably acceptable to Parent and Holdco (in either case, the “Accounting Firm”) which shall act as an expert in accounting and not as an arbitrator. Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on Parent and Holdco (as set forth in the Proposed Closing Date Calculations, Merger Consideration Dispute Notice or unless otherwise resolved in writing by Parent and Holdco). The Accounting Firm shall be requested by Holdco and Parent to render a determination of each Disputed Item within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single written presentation

1103593863\14\AMERICAS

(which presentations shall be limited to the items specifically submitted to the Accounting Firm for evaluation) submitted by each of Parent and Holdco to the Accounting Firm within fifteen (15) days after the engagement thereof (which the Accounting Firm shall promptly forward to Parent or Holdco, as applicable, after both presentations have been received or the time for submission of presentations has expired) and (iii) one written response submitted to the Accounting Firm within ten (10) days after receipt of each such presentation (which the Accounting Firm shall forward to Parent or Holdco, as applicable, after both responses have been received or the time for submission of responses has expired), and not on independent review, and such determination shall be conclusive and binding on each party to this Agreement, absent fraud or manifest error. Parent and Holdco agree that all adjustments shall be made without regard to materiality. Neither Parent, Merger Sub, the Surviving Corporation, Holdco, the Group Companies, nor any of their respective Affiliates, shall have any ex parte conversations or meetings with the Accounting Firm without the prior consent of the other parties. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Holdco and Parent, and any associated engagement fees shall be initially borne 50% by Holdco and 50% by Parent; provided that such fees shall ultimately be borne by Parent and Holdco in the same proportion that the aggregate amount of the items unsuccessfully disputed by such party (as determined by the Accounting Firm) bears to the total disputed amount of items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The Accounting Firm shall resolve each Disputed Item by choosing a value equal to or between the value proposed by Parent in its presentation (which shall not be more favorable to Parent than the value proposed by Parent in the Proposed Closing Date Calculations) or by Holdco in its presentation (which shall not be more favorable to Holdco than the value proposed by Holdco in the Merger Consideration Dispute Notice). The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.10(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final calculation of the Net Working Capital Adjustment, the amount of Cash and Cash Equivalents, the amount of Closing Indebtedness, the amount of Unpaid Transaction Expenses, the Add-On Amount and the Merger Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(iii)    Solely for purposes of this Section 2.10 and the determination of the Merger Consideration, Holdco and its Affiliates, on the one hand, and the Surviving Corporation and its Subsidiaries, on the other hand, shall, at the reasonable prior written request of the requesting party, promptly make its financial records and personnel, in each case reasonably related to the business and operations of the Group Companies prior to the Closing and the determination of the Merger Consideration, available to the requesting party and its Representatives at reasonable times during the review by the requesting party of any matters set forth in this Section 2.10; provided that, in no respect, shall such request unreasonably interfere with the operation of the business of the requested party.
(iv)    The parties hereto agree that the procedures set forth in this Section 2.10(c) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to this Agreement to have any final determination of the Merger Consideration by the Accounting Firm proceed in an expeditious manner; provided, that any deadline or time period contained herein may be extended or modified by the written agreement of Parent and Holdco and the parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein

1103593863\14\AMERICAS

shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.10(c).
(d)    Adjustment to Estimated Merger Consideration.
(i)    If the Actual Adjustment is a positive amount, within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 2.10, (x) Parent or the Surviving Corporation shall pay to Holdco or its designee an amount equal to such Actual Adjustment, in cash by wire transfer of immediately available funds and (y) Parent and Holdco shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Holdco or its designee the remaining portion of the Escrow Amount from the Escrow Account.
(ii)    If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Merger Consideration is finally determined pursuant to this Section 2.10, Parent and Holdco shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Parent an amount equal to the absolute value of such negative amount (or, if the absolute value of the Actual Adjustment is greater than the Escrow Amount, then all funds remaining in the Escrow Account); provided, that if the absolute value of the Actual Adjustment is less than the remaining Escrow Amount, then simultaneously with the delivery of such joint written instructions, Parent and Holdco shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Holdco or its designee the portion of the excess funds in the Escrow Account after the payment to Parent of the absolute value of the Actual Adjustment.
(iii)    For the avoidance of doubt, the Escrow Amount shall serve as the sole and exclusive source of recovery for any amounts owed to Parent in connection with the final determination of the Merger Consideration and Actual Adjustment pursuant to this Section 2.10 and in no event shall Holdco have an obligation to replenish the Escrow Amount or repay any portion of the Merger Consideration other than the Escrow Amount to Parent or any of its Affiliates.
(e)    Any post-Closing payments among the parties pursuant to this Section 2.10 shall be deemed adjustments to the Merger Consideration (including for all applicable Tax purposes).
Section 2.11    Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company, the officers of the Surviving Corporation and Holdco shall be authorized to execute and deliver, in the name and on behalf of Merger Sub, the Company, and Holdco, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub, the Company, and Holdco, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules, as a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby

1103593863\14\AMERICAS

represents and warrants to Parent and Merger Sub as of the date hereof and as of the Bring Down Date as follows:
Section 3.1    Existence and Qualification.
(a)    Holdco is duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdco has the requisite corporate or similar power and authority, as applicable, to own, manage, lease, use, operate and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted, except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) would not reasonably be expected to be material to the Group Companies taken as a whole. Holdco is duly licensed, qualified to do business or otherwise authorized to act and is in good standing under the Legal Requirements of each jurisdiction where the nature of its business or the location of its assets (including owned or leased property) requires such qualification, except where the failure to be so licensed, qualified, in good standing or otherwise authorized would not reasonably be expected to be material to the Group Companies taken as a whole.
(b)    The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Group Company is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction set forth next to such Group Company’s name as set forth on Schedule 3.1, except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) would not reasonably be expected to be material to the Group Companies taken as a whole. Each of the Group Companies has the requisite corporate or similar power and authority, as applicable, to own, manage, lease, use, operate and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted, except where failure to have such power or authority would not reasonably be expected to be material to the Group Companies taken as a whole. The Group Companies are duly licensed, qualified to do business or otherwise authorized to act and are in good standing under the Legal Requirements of each jurisdiction where the nature of their business or the location of their assets (including owned or leased property) requires such qualification, except where the failure to be so licensed, qualified, in good standing or otherwise authorized would not reasonably be expected to be material to the Group Companies taken as a whole.
Section 3.2    Authority; Approval and Enforceability.
(a)    Holdco has all requisite power and authority to execute and deliver this Agreement and all Ancillary Documents executed and delivered or to be executed and delivered in connection with the transactions provided for hereby and thereby, and to consummate the transactions contemplated hereby and by the Ancillary Documents, and to perform its obligations hereunder and under the Ancillary Documents. The execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation by Holdco of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of Holdco. Assuming that this Agreement has been, and that the Ancillary Documents to which Holdco is or will be a party has been or will be, duly and validly authorized, executed and delivered by the other Persons party thereto, this Agreement and each such Ancillary Document to which Holdco is or will be a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Holdco enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions

1103593863\14\AMERICAS

from time to time in effect, which affect creditors’ rights generally (the “General Enforceability Exceptions”).
(b)    The Company (and, as applicable, each of the Group Companies) has all requisite corporate power and authority to execute and deliver this Agreement and all Ancillary Documents executed and delivered or to be executed and delivered in connection with the transactions provided for hereby and thereby to consummate the transactions contemplated hereby and by the Ancillary Documents, and to perform its obligations hereunder and under the Ancillary Documents. The execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation by the Company (and, as applicable, each of the Group Companies) of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of the Company (and, as applicable, each of the Group Companies) (including approval of the board of directors of the Company). Assuming that this Agreement has been, and that the Ancillary Documents to which the Company (or, as applicable, any of the other Group Companies) is or will be a party has been or will be, duly and validly authorized, executed and delivered by the other Persons party thereto, this Agreement and each such Ancillary Document to which the Company (or, as applicable, any of the Group Companies) is or will be a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company (or, as applicable, any of the other Group Companies) enforceable against it in accordance with its terms, except as such enforcement may be limited by the General Enforceability Exceptions.
(c)    The Company’s board of directors, by unanimous written consent, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Holdco, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Holdco, and (iv) resolved to recommend that Holdco adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of Holdco. No other proceedings on the part of the Company or its Affiliates (and no action on part of Holdco) or any Affiliate thereof are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and performance of this Agreement and the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.
Section 3.3    Capitalization and Business Records.
(a)    Schedule 3.3(a) sets forth, as of the date hereof, a true and correct and complete list of the authorized and issued and outstanding equity interests of each Group Company as well as the name of the equity holder of all such equity interests and each such equity holder owns, of record and beneficially, such equity interests. The equity interests of the Company, Oil Changer, Inc., a California corporation, and Oil Changer Acquisition Corporation, a Delaware corporation, are duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and are free and clear of all Liens (other than Permitted Liens, restrictions on transfer under securities Applicable Laws and the Governing Documents of the Company). The equity interests of each Group Company other than the Company, Oil Changer, Inc., a California corporation, and Oil Changer Acquisition Corporation, a Delaware corporation, are duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and are free and clear of all Liens (other than Permitted Liens and restrictions on transfer under securities Applicable Laws and the Governing Documents of each such Group Company). Except as set forth on

1103593863\14\AMERICAS

Schedule 3.3(a), no Person owns, or has any interest, directly or indirectly, in any equity interests in any of the Group Companies and there are no other equity interests authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, convertible or exchangeable securities, redemption, repurchase or other stock appreciation rights (preemptive or otherwise), equity participation, restricted stock, restricted stock units, phantom equity, profit interests or similar rights, calls or agreements relating to the equity interests of any Group Company or which otherwise would require any Group Company to issue or repurchase any equity interests and there are no commitments to do any of the foregoing. No Group Company has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of the Company or any Group Company, as applicable, on any matter. There are no irrevocable proxies and, except as set forth on Schedule 3.3(a), no voting agreements with respect to any equity interests of any Group Company. There are no declared or accrued but unpaid dividends with respect to the equity interests of the Group Companies. All authorized and issued and outstanding equity interests of each Group Company were issued in material compliance with Applicable Laws. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Group Companies were undertaken in material compliance with each such Group Company’s Governing Documents then in effect, any Contract to which such Group Company then was a party, and in material compliance with Applicable Laws.
(b)    True, correct and complete copies of all Governing Documents of the Company have been provided to Parent reflecting all amendments made through the date of this Agreement and such Governing Documents are in full force and effect, and the Company is not in material violation of any provision thereof. True, correct and complete copies of all Governing Documents of each Group Company (other than the Company) have been provided to Parent reflecting all amendments made through the date of this Agreement and such Governing Documents are in full force and effect, and none of such Group Companies are in material violation of any provision thereof. The minute books of each Group Company have been made available to Parent for review and are true, correct and complete. No further entries have been made through the date of this Agreement and the Closing Date, and such minute books, to the extent they exist, contain an accurate record of all material actions of the respective equityholders, board of directors and board of managers (or similar governing body) of the Company and each Group Company taken by written consent or at a meeting since the Look Back Date. Schedule 3.3(b) sets forth, as of the date hereof, a list of all of the officers and directors of the Company and the Group Companies.
Section 3.4    Subsidiaries. Except for the Company’s direct and indirect ownership in the Group Companies, neither the Company nor any Group Company owns, directly or indirectly, any outstanding securities of or other equity-related interests of any Person.
Section 3.5    No Defaults or Consents. Except as otherwise set forth in Schedule 3.5, and assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub, neither the execution, delivery or performance of this Agreement or the Ancillary Documents nor the carrying out of any of the transactions contemplated hereby or thereby by Holdco, the Company or the Group Companies (as applicable), including the Merger, will:
(a)    materially conflict with, contravene or result in a material violation or breach of any of the material terms, conditions or provisions of the Governing Documents of Holdco, the Company or any Group Company;

1103593863\14\AMERICAS

(b)    materially conflict with, contravene or result in a material violation or breach of any Legal Requirements or Orders applicable to Holdco, the Company or any Group Company;
(c)    materially conflict with, contravene, result in a material violation or breach of, constitute a material default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to accelerate, terminate, modify or cancel any Material Contract, Real Property Lease, or material Permit binding upon or applicable to the Company or any Group Company;
(d)    result in the creation or imposition of any Lien on any assets or properties of the Company or any Group Company, other than Permitted Liens; or
(e)    require the Company or any Group Company to obtain or make any material waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any Person or any Governmental Entity, other than pursuant to the HSR Act.
Section 3.6    No Action or Order.
(a)    Except as set forth on Schedule 3.6, no material Action is, nor since the Look Back Date has been, pending or, to the Company’s Knowledge, threatened (a) involving the Group Companies or their assets, businesses and Liabilities; or (b) against Holdco, any Group Company, or their Affiliates that seeks to, or would be reasonable be expected to, (i) prevent, enjoin, alter, prohibit or materially delay Holdco, the Company’s and any other Group Company’s entry into this Agreement or the Ancillary Documents and such Person’s performance hereunder or thereunder; (ii) prevent, enjoin, alter, prohibit or materially delay the Closing and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) seek Damages against the Company or any Group Company. To the Company’s Knowledge, no effect, event, circumstance, occurrence, fact, condition, development, result, change or combination of the foregoing has occurred or exists that may give rise to, or serve as a basis for, any such Action.
(b)    There is no material Order currently in effect or, to the Company’s Knowledge, anticipated (a) involving the Group Companies or their assets, businesses and Liabilities; or (b) against Holdco, any Group Company, or their Affiliates that (i) prevents, enjoins, alters, prohibits or materially delays Holdco, the Company’s and any other Group Company’s entry into this Agreement or the Ancillary Documents and such Person’s performance hereunder or thereunder; (ii) prevents, enjoins, alters, prohibits or materially delays the Closing and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or (iii) requires the payment of Damages by the Company or any Group Company. To the Company’s Knowledge, no effect, event, circumstance, occurrence, fact, condition, development, result, change or combination of the foregoing has occurred or exists that may give rise to, or serve as a basis for, any such Order. There is no Governmental Entity investigation pending or, to the Company’s Knowledge, threatened relating to the Group Companies or their assets, businesses and Liabilities and, to the Company’s Knowledge, there is no basis for any such investigation. All information provided by the Company concerning any Order (or lack of any Order) is true, correct and complete.
Section 3.7    Employment Matters.
(a)    The Company has provided Parent with a list of all Persons who are employees of any Group Company as of the last payroll date immediately preceding the date hereof, including any

1103593863\14\AMERICAS

employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name or employment identification number; (ii) title or position; (iii) hire or retention date; (iv) current annual base salary (or annualized hourly wage for the employees paid on an hourly basis); and (v) status as hourly or salary from applicable wage and hour laws. The Company has provided Parent with a list of all Material Independent Contractors currently providing services to the Group Companies as of the date hereof, including (i) name and (ii) the nature of the services provided by such Material Independent Contractor.
(b)    Each Group Company is, and since the Look Back Date has been, in material compliance with all applicable Legal Requirements with respect to labor, employment and employment practices, including all Applicable Laws regarding terms and conditions of employment, health and safety, wages and hours (including Applicable Laws concerning overtime, meal and rest breaks, payroll records, and pay statements), immigration, harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs, labor relations (including the terms of the National Labor Relations Act of 1935), restrictive covenants, employee leave issues, classification of any Person as an employee or independent contractor, affirmative action and affirmative action plan requirements and Occupational Safety and Health Act requirements.
(c)    No Group Company is, nor are any of such Group Company’s employees a party to in connection with their employment with any Group Company, covered or bound by, any collective bargaining agreement or any similar contract with any trade or labor union, employees’ association or similar labor organization (each a “CBA”). There are no pending, and since the Look Back Date there have been no material unfair labor practices, material grievances, material arbitrations, concerted work stoppages, slowdowns, strikes or other material labor disputes. To the Company’s Knowledge, there are not currently, nor have there been since the Look Back Date, any attempts at union organization of the employees of any Group Company.
(d)    Each Group Company has since the Look Back Date reasonably investigated all allegations (including complaints) of sexual harassment, retaliation, sexual misconduct or similar workplace misconduct against any executive-level employees, officers or directors of any Group Company of which (i) there is Company’s Knowledge or (ii) any human resources official or other manager of any Group Company responsible for receiving or investigating such complaints has actual knowledge and reason to believe such could create material Liability. No Group Company reasonably expects any material Liability for any Group Company with respect to any such allegation.
(e)    To the Company’s Knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.
(f)    No Group Company has any material Liability for the following, and to the Company’s Knowledge, all of the following have been paid in full as of the date hereof (with the exception of any compensation not yet due and payable): (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former employees and independent contractors under applicable Legal Requirement, Contract or company policy; or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

1103593863\14\AMERICAS

Section 3.8    Employee Plans.
(a)    Schedule 3.8(a) sets forth a true, correct and complete list of each material Employee Plan in effect as of the date hereof. With respect to each material Employee Plan in effect as of the date hereof, the Company has made available to Parent true, correct and complete copies of each of the following to the extent applicable: (i) the current plan documents and all amendments thereto, or a written summary of the material terms thereof where the plan is unwritten; (ii) the most recent summary plan description and any summaries of material modification thereto; (iii) the most recent determination, opinion or advisory letter received from the IRS with respect to each Employee Plan that is intended to be qualified under Section 401(a) of the Code; (iv) the most recent Form 5500 annual reports (with all schedules and attachments thereto); (v) the current related trust agreement, insurance Contracts and other funding agreements and arrangements; (vi) the ERISA bond; (vii) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the nondiscrimination testing and/or safe harbor notices, as applicable, for the 2021, 2022, 2023 and, solely with respect to the safe harbor notices, 2024; (viii) IRS Forms 1094-C filed with the IRS since 2021; and (ix) current forms of COBRA notice and election.
(b)    No Employee Plan is, and no Group Company sponsors, maintains contributes to or has an obligation to contribute to, nor does it have any actual or contingent Liability (including on account of an ERISA Affiliate) under or with respect to: (i) a multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) a “defined benefit plan” within the meaning of Section 3(35) of ERISA or any other plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA; (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).
(c)    Each Employee Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and all applicable Legal Requirements, including ERISA and the Code. No insurance policy or other agreement relating to an Employee Plan requires a retroactive increase in contributions, premiums or other payments due thereunder.
(d)    No Company nor any Group Company has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(e)    No Employee Plan provides retiree health or life insurance benefits to any Person other than as required COBRA.
(f)    Each of the Employee Plans intended to be qualified under Section 401 of the Code is so qualified and has received a current favorable determination or opinion letter from the IRS regarding such qualified status and, to the Company’s Knowledge, nothing has occurred which could reasonably be expected to adversely affect such qualified status. There has been no nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or, to the Company’s Knowledge, breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that would result in material Liability to any Group Company.
(g)    Other than routine claims for benefits, no Employee Plan is subject to any pending or, to the Company’s Knowledge, threatened Action.

1103593863\14\AMERICAS

(h)    With respect to each Employee Plan, all contributions and premium payments that are due have in all material respects been timely made in accordance with the terms of the Employee Plan and in compliance with applicable Legal Requirements. No Group Company is a party to any agreement providing for a gross-up, reimbursement, or payment of Taxes to an individual who incurs Taxes under Sections 409A or 4999 of the Code.
(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby (alone or in conjunction with any other event) will result in (i) a compensatory payment or benefit to any current or former employee, director, or individual service provider of the Company or any Group Company (“Company Personnel”) under any Employee Plan, (ii) an increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any Company Personnel under any Employee Plan, or (iii) the forgiveness of any loan or similar obligations of any Company Personnel.
(j)    Except as set forth on Schedule 3.8(j), neither execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby (alone or in conjunction with any other event) will, directly or indirectly, result in any payment or benefit characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
Section 3.9    Financial Statements; No Undisclosed Liabilities.
(a)    The Company has delivered to Parent true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) consolidated audited financial statements of OCH and each of its consolidated Subsidiaries as of and for the years ended December 31, 2022 and December 30, 2023 (the “Audited Financial Statements”), and (ii) unaudited consolidated financial statements (the “Interim Financial Statements”) of OCH and each of its consolidated Subsidiaries as of and for the interim period from December 30, 2023 through December 28, 2024 (the “Balance Sheet Date”), and which are attached to Schedule 3.9(a). The Financial Statements are true, correct and complete in all material respects, are prepared in good faith based on the books and records of OCH and its Subsidiaries and present fairly the consolidated financial position of OCH and each of its consolidated Subsidiaries, and results of operations and cash flows for the dates or periods indicated thereon. The Financial Statements were prepared in accordance with GAAP, applied on a consistent basis, except as disclosed therein and, except, with respect to the Interim Financial Statements, (i) for adjustments consistent with GAAP that are only required at year-end, (ii) for the omission of footnote disclosures and statements of members’ equity and cash flows as required by GAAP (none of which would be material to the Group Companies if properly presented), and (iii) for the other matters set forth on Schedule 3.9(a). From December 31, 2024, to the date hereof, there has not been any material change in accounting methods used by OCH and each of its consolidated Subsidiaries. The Company and the Group Companies maintain systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.
(b)    As of the date hereof, neither the Company nor any Group Company have any material Liabilities in excess of $100,000 in the aggregate, except for (i) the Liabilities reflected in or adequately reserved against in the Interim Financial Statements as of the Balance Sheet Date, (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material to the Group Companies taken as a whole, (iii) executory contract obligations under Contracts, including any obligations under any vendor or client Contracts (whether or not a Material Contract) (none of which results from or relates to

1103593863\14\AMERICAS

any breach of Contract), and (iv) the Liabilities of the Company or any Group Company, as applicable, set forth on Schedule 3.9(b). No Group Company is party to any “off balance sheet arrangements” (as defined in the Exchange Act).
Section 3.10    Absence of Certain Changes.
(a)    Since December 30, 2023, there has not been any effect, event, circumstance, occurrence, fact, condition, development, result, change or combination of the foregoing that had or would reasonably be expected to have a Company Material Adverse Effect.
(b)    Except as otherwise set forth on Schedule 3.10(b) or Schedule 3.15, since the Balance Sheet Date, as of the date hereof, the Group Companies have operated in the ordinary course of business consistent with past practice, and no Group Company has done or expressly permitted any of the following:
(i)    merged into or with or consolidated with, made any material capital investment in or material loan to, or acquired the business, assets or securities of any Person (including any series of related investments, loans and acquisitions);
(ii)    created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness in excess of $1,000,000, individually, or $2,000,000, in the aggregate, except in each case in the ordinary course of business, under the Credit Agreement or any other credit facilities in existence on the date hereof;
(iii)    made any capital expenditure commitments (or series of related capital expenditure commitments) which, in the aggregate, exceed $500,000;
(iv)    entered into any lease of real property, except any renewals of existing Real Property Leases in the ordinary course of business;
(v)    entered into any Material Contract (or series of related Contracts) that would be required to be listed on Schedule 3.15;
(vi)    amended or modified in any material respect, waived any material provision of, terminated (other by expiration in accordance with its terms) or extended (other than by automatic extension or renewal) any Material Contract, except in the ordinary course of business;
(vii)    (A) permitted or allowed any of the Company’s or any Group Company’s material assets, tangible or intangible, to become subjected to any Lien (other than Permitted Liens) or (B) sold, assigned, conveyed, pledged, leased, transferred, licensed, mortgaged, encumbered, let lapse, assigned or otherwise disposed of the Company’s or any Group Company’s material properties or assets, tangible or intangible, or any portion thereof other than sales of inventory in the ordinary course of business and the sale leaseback of the Sale-and-Lease Back Properties and such other former properties of the Group Companies that were sold pursuant to any sale leaseback transaction;
(viii)    canceled any material Indebtedness or waived, discharged, paid or satisfied any material claims or rights of substantial value, Liabilities or Liens, including any write-off or compromise of any accounts receivable, other than the repayment of debt obligations of the Company or any Group Company in the ordinary course of business;

1103593863\14\AMERICAS

(ix)    settled any Action resulting in an obligation of any Group Company to pay more than $50,000, or filed any motions, orders, briefs or settlement agreements in any material Action before any Governmental Entity or any arbitrator;
(x)    amended or modified in any material respect, waived any material provision or terminated, canceled or permitted a lapse in the coverage of any insurance policies of any Group Company;
(xi)    made any material change in the manner in which any Group Company extends discounts or credits to, or otherwise deals with, customers, except in the ordinary course of business;
(xii)    other than discretionary merit and annual bonuses and increases in compensation, in each case, in the ordinary course of business consistent with past practice, (A) materially increased or decreased or promised to increase or decrease the compensation or benefits payable or to become payable to any Company Personnel whose annual base salary or base wage is more than $150,000 annually, other than in the ordinary course of business; (B) made or granted any material increase in the coverage or benefits under any material Employee Plan; (C) adopted, established or commenced participation in any material Employee Plan or materially modified, amended or terminated any material Employee Plan; (D) accelerated or committed to accelerate the timing, vesting or payment of any compensation or benefit payable to any Company Personnel; or (E) hired or terminated (other than for “cause”) any Company Personnel whose annual base salary or base wage is more than $150,000;
(xiii)    (A) modified, extended, or entered into any CBA or any other labor-related agreements with any labor union or labor organization, or (B) recognized or certified any labor union, labor organization or group of employees as the bargaining representative for any employees;
(xiv)    engaged in any action that triggered notice obligations under the WARN Act;
(xv)    effected any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of any Group Company;
(xvi)    declared, set aside or paid any cash or non-cash dividends, or made any cash or non-cash distributions or other payments in respect of its equity interests (other than intercompany dividends or distributions between the Company and any Group Company that have been paid), or repurchased, redeemed or otherwise acquired any such securities;
(xvii)    adopted any amendments to its Governing Documents;
(xviii)    issued, sold, delivered, transferred, or otherwise disposed of the equity interests of any Group Company or issued or sold any securities or other rights convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity interest of the Company or any Group Company, or issued any phantom stock, stock appreciation rights or similar rights;
(xix)    made any material change to any Group Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, inventory controls, establishment of reserves for uncollectible accounts, accrual of accounts receivable,

1103593863\14\AMERICAS

prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(xx)    made any material change in any method of financial accounting or financial accounting practice or policy applicable to the Group Companies, other than such changes as are required by GAAP or Applicable Law;
(xxi)    suffered or incurred any material damage, destruction or loss (whether or not covered by insurance) to any Group Company’s tangible assets or personal property, other than ordinary course wear and tear;
(xxii)    except for the Merger, adopted or committed to any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against any Group Company under any similar Applicable Law;
(xxiii)    (A) filed any material amended Tax Return, (B) made, changed or revoked any material election relating to Taxes other than in the ordinary course of business, (C) entered into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (D) consented to any extension or waiver of the statutory period of limitations applicable to any material amount of Taxes except for extensions resulting from the ordinary course extension of the time to file any applicable Tax Return;
(xxiv)    assigned, transferred, licensed (other than non-exclusive trademark licenses granted in the ordinary course of business), abandoned, canceled, disclaimed, permitted to lapse or failed to renew or maintain any material Intellectual Property Rights owned or licensed by the Group Companies, or failed to diligently pursue applications for any material Intellectual Property Rights, in each case, other than Intellectual Property Rights that any Group Company has determined, in its reasonable business judgment, to no longer be reasonable or commercially beneficial to maintain; or
(xxv)    committed to do any of the foregoing.
Section 3.11    Compliance with Laws. Except as otherwise set forth in Schedule 3.11, each Group Company is and has been since the Look Back Date, in compliance in all respects with all Legal Requirements and Permits applicable to it, except where failure to be so compliant would not reasonably be expected to be material to the Group Companies taken as a whole. Except as otherwise set forth in Schedule 3.11, and without limiting the generality of the foregoing:
(a)    Since the Look Back Date, no Group Company has received or entered into any material citations, complaints, consent orders, or other similar enforcement Orders, or received any written, or, to the Company’s Knowledge, oral notice from any Governmental Entity or any other written, or to the Company’s Knowledge, oral notice that indicates non-compliance, in any material respect, with applicable Legal Requirements, other than ordinary course client complaints;
(b)    No Group Company is in default under, and, to the Company’s Knowledge, no condition exists that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, in any material respect, any Legal Requirement or Permit applicable to the Company and no Group Company has in the past three (3) years conducted any internal investigation with

1103593863\14\AMERICAS

respect to any actual potential or alleged material breach or violation of any Legal Requirement or Permit by any director, officer or employee of any Group Company;
(c)    No Group Company is in receipt of written notice of, and, to the Company’s Knowledge, there has been no material threatened, adverse inspection, finding of deficiency, finding of non-compliance, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by any Governmental Entity affecting the Company or any Group Company; and
(d)    No Group Company is a party to or bound by any material Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity or any other authority) with respect to any of the Group Companies’ assets or business activities.
Section 3.12    Business Permits. Each Group Company has all material Permits necessary for the lawful conduct of such Group Company’s business, or the lawful ownership of properties and assets or the operation of such Group Company’s business, as conducted on the date hereof (collectively, “Business Permits”). All such Business Permits are valid and in full force and effect, and the Group Companies are and at all times have been in compliance with all of the Business Permits, except where the failure of such Business Permits to be in full force and effect would not reasonably be expected to be material to the Group Companies taken as a whole. No Group Company has received any written notice, and, to the Company’s Knowledge, there has been no threat, from any Person alleging any material non-compliance with respect to any Business Permit or threatening revocation of any Business Permit or alleging the failure to hold any Business Permit. Except as otherwise governed by Legal Requirements, all the Business Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be materially adversely affected by the completion of the transactions contemplated by this Agreement.
Section 3.13    Inventory. All inventory of the Group Companies reflected in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items none of which are material in the aggregate. All such inventory is owned by the Group Companies free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory are not materially more or less than normal inventory levels held by the Group Companies in the ordinary course and consistent with past practice.
Section 3.14    Real Property.
(a)    Owned Real Property. Schedule 3.14(a) sets forth the street address of each parcel of Owned Real Property as of the date hereof. With respect to each Owned Real Property: (i) the Company or the applicable Group Company (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) neither the Company nor any Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of Parent or Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Group Company is a party to any agreement or option to purchase any real property or interest therein.

1103593863\14\AMERICAS

(b)    Leased Real Property. Schedule 3.14(b) sets forth a true, correct and complete list setting forth the street address of each Leased Premises as of the date hereof. The Company has delivered to Parent and Merger Sub true, correct and complete copies of all Real Property Leases together with all amendments, extensions, renewals, guaranties, material waivers and other agreements related thereto. Each of the Company and any applicable Group Company (as the case may be) has a valid leasehold interest in all of the Leased Premises, free and clear of all Liens, except Permitted Liens.
(c)    All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, including in the Owned Real Property and Leased Premises (the “Improvements”) are in good condition and repair sufficient for the operation of the business. There are no structural deficiencies or latent defects affecting any of the Improvements, and there are no facts or conditions affecting the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operating of the business. Additionally, except as set forth on Schedule 3.14(c) each parcel of the Owned Real Property and the Leased Premises has direct or indirect access to public roads sufficient to satisfy the current transportation requirements of the business presently conducted at such Owned Real Property and Leased Premises, and neither the Company nor any Group Company has received written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting the Owned Real Property or Leased Premises that remains outstanding or pending.
(d)    Except as set forth on Schedule 3.14(d), with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect and the Company or applicable Group Company (A) has timely exercised any renewal options thereunder, or (B) is in the process of negotiating any renewal options thereunder in the ordinary course of business and such negotiations are not reasonably expected to result in the termination of the Real Property Lease or any renewal option; (ii) the Company’s or the Group Company’s possession and quiet enjoyment of the Leased Premises under such Real Property Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Real Property Lease; (iii) the Company or the Group Company has performed and observed all material covenants, conditions and agreements required to be performed or observed by it in respect of any of the Leased Premises, and no written notice of a breach has been received by it; (iv) with respect to such Real Property Lease, there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or both, would become a breach, default or permit the termination, modification or acceleration of rent under such Real Property Lease, and to the Company’s Knowledge, all of the covenants to be performed by any other party under such Real Property Lease have been performed; and (v) the Company or the Group Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Premises or any portion thereof. The Owned Real Property and Leased Premises comprises all of the real property currently held, used or intended to be used by the Company and the Group Companies in connection with, or otherwise related to, the business as is currently operated.
(e)    Except as set forth on Schedule 3.14(e), the Company or Group Company, as applicable, does not own or operate any gas pumps or gas stations located on any Owned Real Property or any Leased Premises. With respect to the Leased Premises set forth on Schedule 3.14(e), except as set forth on Schedule 3.14(e), the landlord under the applicable Real Property Leases operates, maintains, and is liable in all material respects for any Hazardous Materials relating to the same, whether such Hazardous Materials are located on the Leased Premises or adjacent thereto.

1103593863\14\AMERICAS

Section 3.15    Material Contracts.
(a)    Except as otherwise set forth in Schedule 3.15 and except for any Employee Plan, as of the date hereof, no Group Company is a party to or bound by any of the following (each a “Material Contract”):
(i)    (A) any Contract with a national Fleet Customer and (B) except for ordinary course service agreements, statements of work or similar documentation with respect to individual engagements, any Contract which provides for annual payments to any Group Company in excess of (I) $250,000 in the aggregate or (II) $100,000 individually;
(ii)    (A) any Contract with a Vendor and (B) any Contract for the purchase, maintenance or acquisition of materials, supplies, merchandise, equipment, parts or other property or services requiring future payments by any Group Company in excess of (x) $250,000 in the aggregate or (y) $100,000 individually;
(iii)    any Contract for capital expenditures by any Group Company in excess of $500,000, except for any capital expenditures included in an approved budget;
(iv)    any lease or license with respect to any other real or personal property, whether as lessor, lessee, licensor or licensee, that involves annual payments of more than $750,000;
(v)    any Contract (A) relating to the borrowing of money, including all Contracts evidencing Indebtedness, or the deferred payment of the purchase price of any properties or (B) granting any Lien (other than a Permitted Lien) upon the equity interest, assets or properties of the Group Companies;
(vi)    any Contract that is a settlement, conciliation or similar agreement with any Person, including a Governmental Entity, which will have any outstanding obligation after the date of this Agreement;
(vii)    any shareholder, partnership, joint venture, material strategic alliance, limited liability company operating or similar entity governance Contract;
(viii)    any Contract with respect to any Affiliate Transaction;
(ix)    any Contract relating to the acquisition or disposition of any material assets, business, property or Person (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) in the past three (3) years other than Contracts entered into in the ordinary course of business;
(x)    any Contract under which any Group Company has advanced or loaned any amount to any other Person in excess of $25,000;
(xi)    any Contract with any Governmental Entity;
(xii)    any Contract (A) providing for any Person to be the exclusive or preferred provider of any product or service to any Group Company or that otherwise involves the granting by any Group Company to any Person of exclusive or preferred rights, (B) granting to any

1103593863\14\AMERICAS

Person a right of first refusal or right of first offer on the sale of any part of its assets or business or (C) containing a “most favored nation” provision or similar provision for the benefit of a Person other than any Group Company;
(xiii)    any Contract that purports to limit or restrict or actually limits or restricts the ability of the Company or any Group Company to set the price it may charge for products or services or compete freely in any line of business or in any geographic area, compete with any Person or solicit customers of any Person;
(xiv)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Group Company is a party;
(xv)    all Contracts relating to any Add-On Acquisitions;
(xvi)    all Contracts relating to any Sale-and-Lease Back Properties;
(xvii)    all CBAs;
(xviii)    all Contracts involving any swap, hedge, or other derivative financial instrument based on any commodity, security, asset, rate or index;
(xix)    all Contracts that are a settlement, mediation, conciliation or similar agreement with respect to any Action, pursuant to which any Group Company will have a payment obligation, or will be subject to any material limitations on the conduct of operations after the Closing; or
(xx)    any Contracts relating to (A) the licensing of Intellectual Property Rights (whether as licensee or licensor), (B) the ownership or development of any material Intellectual Property Rights, or (C) the ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements (excluding, in each case, licenses for commercial off the shelf Software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $100,000).
(b)    Prior to the date hereof, the Company has delivered or made available to Parent true, correct and complete copies of the Contracts set forth on or required to be set forth on Schedule 3.15, including all material amendments, supplements and assignments with respect thereto, as well as a description of all oral Material Contracts. All Material Contracts are valid and binding on the Group Company party thereto, and, assuming that such Material Contract is valid and binding on the other parties thereto, are, in full force and effect. Except as set forth on Schedule 3.15(b), no Group Company nor, to the Company’s Knowledge, any other party thereto, is in breach of or default under in any material respect, or has provided or received any written or, to the Company’s Knowledge, oral notice since the Balance Sheet Date of any intention to terminate, any Material Contract and, to the Company’s Knowledge, no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, in each case, except for such breaches or defaults which would not reasonably be expected to have a Company Material Adverse Effect. Since the Look Back Date there has been no default by any Group Company under any Material Contract, and no termination thereof by the other party thereto has occurred, in each case except for such breaches, defaults, events and occurrences as to which requisite waivers or consents have been obtained or which would not, individually, reasonably be expected to have a Company Material Adverse Effect.

1103593863\14\AMERICAS

Section 3.16    Insurance. Schedule 3.16 sets forth a complete and correct list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, casualty, property and other insurance maintained by of for the benefit of any Group Company as of the date hereof and relating to its assets, business, operations, employees, officers and directors presently in effect (the “Insurance Policies”, other than any policy relating to any Employee Plan). The Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. The Insurance Policies (a) are legal, valid and binding in accordance with their terms, assuming that such Insurance Policy is valid and binding on the other parties thereto; and (b) have not been subject to any material lapses in coverage under any Insurance Policy. None of the insurance carriers has communicated in writing or, to the Company’s Knowledge, orally to any Group Company its intention to cancel any material insurance policy or to materially increase any insurance premiums, or that any material insurance policy required to be listed in Schedule 3.16 will not be available in the future on substantially the same terms as currently in effect. Except as set forth in Schedule 3.16, neither the Company nor any Group Company has any claim pending against any of its insurance carriers under any of such policies in excess of $25,000. No Group Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance in all material respects with all Applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 3.17    Intellectual Property Rights. Schedule 3.17 sets forth a list of all Intellectual Property Rights that are registered or for which an application is pending and that are owned by the Company or any Group Company as of the date hereof (“Registered Intellectual Property Rights”). Such Registered Intellectual Property Rights are subsisting, and to the Company’s Knowledge, valid, and enforceable. The Company or a Group Company solely owns or has the right to use all Intellectual Property Rights necessary for the conduct of their businesses as currently conducted. All such Registered Intellectual Property Rights are free and clear of all Liens, other than Permitted Liens. All required filings and fees related to the material Registered Intellectual Property Rights have been timely filed with and paid to the relevant Governmental Entity and authorized registrars. To the Company’s Knowledge, there is no reasonably foreseeable loss or expiration of any such Registered Intellectual Property Rights. The Group Companies have not received any written or, to the Company’s Knowledge, oral threats or other notifications regarding loss or expiration of any material Intellectual Property Rights owned or used by any Group Company. Except as otherwise set forth in Schedule 3.17, as of the date hereof:
(a)    There are no claims pending or, to the Company’s Knowledge, threatened against the Company or any Group Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned by the Company or any Group Company;
(b)    Since the Look Back Date, neither the Company nor any Group Company has made any claim of any violation or infringement by other Persons of any Intellectual Property Rights owned by the Company or any Group Company or interests therein that has not been resolved to the Company or such Group Company’s satisfaction;
(c)    Since the Look Back Date, neither the Company nor any Group Company has received any written notice that it is infringing upon or otherwise violating the asserted intellectual property rights of others in connection with the Intellectual Property Rights, and (ii) neither the use of the Intellectual Property Rights nor the operation of any such Group Company’s business is infringing,

1103593863\14\AMERICAS

misappropriating, or violating, or has since the Look Back Date infringed, misappropriated, or otherwise violated, Intellectual Property Rights of others;
(d)    To the Company’s Knowledge, no Person is infringing, misappropriating or violating, and since the Look Back Date, no Person has infringed, misappropriated, or otherwise violated, any of the Intellectual Property Rights owned by the Company or any Group Company; and
(e)    The Company and the Group Companies have taken commercially reasonable measures designed to protect the confidentiality, secrecy, and value of the Intellectual Property Rights of the Company and the Group Companies. To the Company’s Knowledge, no unauthorized disclosure of any Trade Secrets owned by the Company or any Group Company has occurred. Each current and former employee, consultant, and independent contractor of the Group Companies involved in the development of material Intellectual Property Rights has entered into a valid and enforceable written agreement with the applicable entity assigning to such Group Company all material Intellectual Property Rights created by such Person within the scope of such Person’s duties to such entity (or such ownership vests automatically in the Company or the Group Companies, as applicable, by operation of applicable Legal Requirements) and prohibiting such Person from using or disclosing Trade Secrets or other confidential information of such entity. To the Company’s Knowledge, no Company Personnel is in violation of such agreement.
(f)    All material Intellectual Property Rights created by the employees of the Company and the Group Companies have been duly and validly assigned and/or transferred to the Company or such Group Company. As of the date of Closing, there are no pending or, to the Company’s Knowledge, threatened claims from any current or former employees of the Company or any Group Company, who intend to assert any rights over the Intellectual Property Rights of the Company or any Group Company.
(g)    Neither the Company nor any Group Company has embedded or distributed any Open Source Materials in connection with any of its services that are generally available in any manner that would materially restrict the ability of the Company or a Group Company to protect its Intellectual Property Rights in any such product or service or in any manner that requires (i) any Intellectual Property Rights owned by the Company or a Group Company to be disclosed or distributed in source code form or to be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Intellectual Property Rights owned by the Company or a Group Company; (iii) the creation of any obligation for the Company or a Group Company with respect to Intellectual Property Rights owned by the Company or a Group Company, or the grant to any third party of any rights or immunities under Intellectual Property Rights owned by the Company or a Group Company; or (iv) any other material limitation, restriction or condition on the right of the Company or a Group Company with respect to its use or distribution of any Intellectual Property Rights owned by the Company or a Group Company. Since the Look Back Date, the Company and the Group Companies have at all times complied in all material respects with all licenses applicable to the Open Source Materials they utilize in connection with the conduct of the Company’s and each Group Company’s business as currently conducted.
Section 3.18    Title to, Sufficiency and Condition of Assets.
(a)    The Group Companies have good and marketable title to, or valid leasehold interests in, or a valid license to use, (i) all of the material property and assets used by the Group Companies or shown on the Interim Financial Statements or acquired after the date thereof, free and clear

1103593863\14\AMERICAS

of all Liens other than Permitted Liens, other than sales of inventory in the ordinary course of business and the sale leaseback of the Sale-and-Lease Back Properties and (ii) all of the assets used in the operation of the business of any Group Company as currently conducted.
(b)    The properties and assets owned or leased by the Group Companies constitute all of the properties and assets necessary for the conduct of the businesses of the Group Companies in substantially the same manner as such businesses are currently conducted and are sufficient for the continued conduct of the Group Companies’ businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.
(c)    The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Group Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 3.19    Environmental Matters. Except as otherwise set forth in Schedule 3.19, as of the date hereof:
(a)    The Company and each Group Company is, and has during the past three (3) years been, in compliance in all material respects with all applicable Environmental Laws;
(b)    The Company and each Group Company possesses and is, and has during the past three (3) years been, in compliance in all material respects with all material Permits required by applicable Environmental Laws, and, to the Company’s Knowledge, there is no condition, event or circumstance that could reasonably be expected to prevent or impede continued compliance in all material respects with such material Permits;
(c)    There are no Actions or written notices alleging any material violation of or material Liability under any Environmental Law pending or, to the Company’s Knowledge, threatened against the Company or any Group Company, the subject of which remains unresolved;
(d)    There has been no Release of Hazardous Material at, on, under, from, or otherwise impacting any Owned Real Property or Leased Premises that materially violates, requires investigation or remediation by the Company or any Group Company under, or would otherwise reasonably be expected to impose material Liability on the Company or any Group Company under applicable Environmental Laws;
(e)    Neither the Company nor any Group Company is subject to any binding Order under Environmental Laws which imposes ongoing material Liability for the Company or any Group Company;
(f)    Neither the Company nor any Group Company has assumed by Contract or assumed by operation of law any material Liability of another Person arising under Environmental Laws;
(g)    To the Company’s Knowledge, neither the Company nor any Group Company has handled, treated, transported, stored, used, generated, marketed, manufactured, sold, distributed, disposed or arranged for disposal of, Released, or exposed any Person to Hazardous Materials, in each

1103593863\14\AMERICAS

case as would reasonably be expected to give rise to material Liability to any Group Company under Environmental Law;
(h)    The Company and each Group Company has provided to Parent all environmental or health and safety audits, studies, reports, assessments, tests, sampling results, and other material documents regarding material Liabilities of the Company or any Group Company under Environmental Law relating to the Company, each Group Company, Owned Real Property, Leased Premises, any former real property owned, operated, or leased by the Company or a Group Company. or any operations of the business currently or formerly conducted by the Group Companies that are in the possession, custody or control of the Company or Group Company.
Section 3.20    Vendors and Fleet Customers.
(a)    Schedule 3.20(a) sets forth the ten (10) largest vendors (for purposes of this Section 3.20, the “Vendors”) of the Group Companies (taken as a whole) during each of the fiscal years ended December 30, 2023 and the fiscal year ended December 31, 2024 as measured by the highest dollar amounts of goods and services purchased by the Group Companies during each such period. As of the date hereof, no Vendor has canceled, terminated or made any threat in writing or, to the Company’s Knowledge, orally to any Group Company to cancel or otherwise terminate its relationship with such Group Company. No Group Company has received any written notice from any Vendor, and to the Company’s Knowledge, no Vendors has stopped or is reasonably likely to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to its business with the Group Companies.
(b)    Schedule 3.20(b) sets forth details with respect to the revenue derived from sales to the ten (10) largest fleet customers (the “Fleet Customers”) of the Group Companies (taken as a whole) during each of the fiscal year ended December 30, 2023 and the fiscal year ended December 31, 2024. As of the date hereof, no Fleet Customer has canceled, terminated or made any threat in writing to any Group Company to cancel or otherwise terminate its relationship with such Group Company. No Group Company has received any written notice from any Fleet Customer, and to the Company’s Knowledge, no Fleet Customer has stopped or is reasonably likely to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to its business with the Group Companies.
Section 3.21    Anti-Corruption and International Trade.
(a)    No Group Company, nor any of their respective officers, directors, managers, or employees, or, to the Company’s Knowledge, any agent of or other third party representative acting on behalf of any Group Company has, in the prior five (5) years, on behalf of such Group Company: (i) used any of the Group Companies’ funds to offer or make any political contribution or gift relating to any political activity that would be unlawful under the U.S. Foreign Corrupt Practices Act and any other applicable Legal Requirements regarding corruption or bribery (collectively, “Anti-Bribery Laws”); (ii) paid, offered to pay, promised to pay or authorized the payment of money or anything of value, directly or indirectly, to any governmental official that would be unlawful under any Anti-Bribery Laws; or (iii) made any payoff, influence payment, bribe, rebate, kickback or payment, directly or indirectly, to any Person that would be unlawful under Anti-Bribery Laws. Each Group Company is operating and has operated in the prior five (5) years in compliance with Anti-Bribery Laws.

1103593863\14\AMERICAS

(b)    No Group Company, nor any of their respective officers, directors or employees, nor to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company or any Group Company is currently, or has been since April 24, 2019: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iii) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Legal Requirements (collectively, “Trade Control Laws”).
(c)    In the prior five (5) years, all Group Companies have been in material compliance with all applicable Ex-Im Laws, including the customs and import Applicable Laws administered by U.S. Customs and Border Protection, and any applicable forced or indentured labor regulations, including the Uyghur Forced Labor Prevention Act.
(d)    No Group Company has, in the prior five (5) years, in connection with or relating to the business of the Company or any Group Company, received from any Governmental Entity any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or knows of any threatened Actions, conditions or circumstances, in each case pertaining to any Group Company’s compliance with Trade Control Laws or Anti-Bribery Laws.
Section 3.22    Transactions with Affiliates. Except (a) as otherwise set forth in Schedule 3.22, (b) for payment of compensation to employees, independent contractors, managers and directors in the ordinary course of business consistent with past practices, (c) for participation in scheduled Employee Plans by employees or (d) agreements, arrangements and transactions on arms’ length terms in the ordinary course of business of the Group Companies, since the Look Back Date, no officer, director, member, equityholder or Affiliate of the Group Companies, or any individual in such officer’s, director’s, member’s, equityholder’s or Affiliate’s immediate family has (w) purchased, acquired or leased any property or services from, or sold, transferred or leased any property to any Group Company, (x) loaned or advanced any money to, or borrowed any money from any Group Company, (y) entered into any management, consulting or similar agreement with any Group Company, or (z) engaged in any other material transaction with any Group Company (other than transactions solely between the Group Companies), including as a party to any Contract with or binding upon any Group Company or any of its assets, rights or properties (clauses (w)-(z), each an “Affiliate Transaction”).
Section 3.23    Broker or Finder Fees. Except for the Investment Advisors or as otherwise set forth on Schedule 3.23, and other than with respect to the Add-On Acquisitions, no broker, finder, investment banker, agent or other intermediary has acted for or on behalf of Holdco, the Company or any Group Company or any of Holdco’s, the Company’s or the Group Companies’ equityholders or Affiliates in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby and thereby, and no broker, finder, investment banker agent or other intermediary is or will be entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Holdco, the Company or any Group Company or any equityholder or Affiliate thereof. With respect to the Add-On Acquisitions, except as set forth on Schedule 3.23, no broker, finder, investment banker, agent or other intermediary has acted for or on behalf of Holdco, the Company or any Group Company or any of Holdco’s, the Company’s or the Group Companies’ equityholders or Affiliates in connection with such Add-On Acquisitions, and no broker, finder, investment banker agent or other intermediary is or will be entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Holdco, the Company or any Group Company.

1103593863\14\AMERICAS

Section 3.24    Tax Matters.
(a)    Each Group Company has timely filed all material Tax Returns that are required to be filed by, or with respect to, it, in each case, after taking into account any applicable extensions. All such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes due and payable by, or with respect to a Group Company, whether or not shown on any Tax Returns, have been paid (taking into account applicable extensions), and each Group Company has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, member or other third party.
(c)    No Group Company is currently the subject of a Tax Proceeding relating to the payment of or failure to pay any material amount of Taxes, nor has any Group Company received any written notices from such Taxing Authority that such a Tax Proceeding is pending or, to the Company’s Knowledge, proposed or threatened, in each case, that has not been settled or resolved.
(d)    Except for extensions resulting from the ordinary course extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any material Tax Return of a Group Company or extending a period of collection, assessment or deficiency for Taxes due from a Group Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for such waiver or extension is currently pending.
(e)    No written claim has been made by any Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.
(f)    There are no Liens for material Taxes upon the assets or equity interests of any Group Company, other than Permitted Liens.
(g)    Within the past two (2) years, no Group Company has been a “controlled corporation” or a “distributing corporation” in a distribution intended to qualify under Section 355 or Section 361 of the Code.
(h)    No Group Company has any Liability for Taxes of any other Person (other than any Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Applicable Law), as a successor or transferee, by contract or by operation of law (other than pursuant to a customary commercial contract entered into by such Group Company in the ordinary course of business and the principal purpose of which does not relate to Taxes).
(i)    No Group Company has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)    No Group Company will be required to include any material item of income, or exclude any material item of deduction for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a change in method of accounting that occurs or was requested prior to the Closing Date or use of an improper method of accounting by any Group Company with respect to a Pre-

1103593863\14\AMERICAS

Closing Tax Period, (ii) any “closing agreement” as described in Section 7121 of the Code executed by any Group Company prior to the Closing Date, (iii) any installment sale or open transaction entered into by any Group Company prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued or received on or before the Closing Date, or (v) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 of the Code (or any corresponding of similar provision of administrative rule of any Applicable Law).
(k)    No Group Company has a material Liability with respect to escheatment or abandoned or unclaimed property, except for any such Liability for which reserves have been established in accordance with GAAP.
(l)    Notwithstanding anything to the contrary herein, nothing in this Agreement (including this Section 3.24) shall be construed as providing any representation or warranty with respect to the existence, amount, or availability of (including any limitations thereon) any Tax attributes of any Group Company for any taxable period (or portion thereof) beginning after the Closing Date.
Section 3.25    Data Privacy and Data Security.
(a)    Since the Look Back Date, no Group Company or, to the Company’s Knowledge, any third party Processing Group Company Data for or on behalf of a Group Company has experienced a Security Incident that has resulted in material liability for the Group Companies. Since the Look Back Date, no Group Company has received any claim or notice from any party that a Security Incident may have occurred or is being investigated and no Group Company is or has been required under any Data Security Requirement to notify any Person, Governmental Entity, or other third party of a Security Incident. No Group Company is aware of any circumstance that may result in any of the foregoing.
(b)    No Group Company or, to the Company’s Knowledge, any of their service providers in connection with their Processing of Group Company Data has, since the Look Back Date, been subject to, or received any notice of or audit request relating to, any Action relating to the Processing of Group Company Data that constitutes Personal Information, the security of IT Systems, or any actual or alleged non-compliance with any Data Security Requirement. No Person has alleged in writing that a Group Company has failed to comply with any Data Security Requirement.
(c)    The Group Companies have established, and are, and have been in compliance in all material respects with written information security programs that, accounting for the Group Companies’ scale and industry, (i) are designed to implement and monitor reasonable and appropriate administrative, technical and physical safeguards for the security, confidentiality, and integrity of transactions, the IT Systems and Group Company Data; (ii) are designed to protect in all material respects against unauthorized access to the IT Systems, Group Company Data, and the systems of any third party service providers that have access to Group Company Data or IT Systems; (iii) periodically monitors for threats to the confidentiality or security of Group Company Data and intrusions into IT Systems (including if established through a third-party provider); and (iv) to the extent applicable, complies with PCI DSS.
(d)    The IT Systems (i) are in good working condition and, to the Company’s Knowledge, contain no Malicious Code and are sufficient for the immediate and currently anticipated future needs of the Group Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) include a sufficient number of license seats for

1103593863\14\AMERICAS

all Software as necessary for the operation of the Group Companies’ respective businesses. Each Group Company has performed regular security risk assessments with respect to their respective IT Systems and have addressed and remediated, or is addressing or remediating, all material threats and deficiencies identified in those security risk assessments.
(e)    No Group Company has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any IT System. The Group Companies maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.
(f)    Each Group Company complies with, and has complied with, all Data Security Requirements in all material respects. Each Group Company has implemented, documented and maintained reasonable and appropriate measures consistent with industry practice for similarly sized companies that are designed to ensure that each Group Company complies with such Data Security Requirements. Neither the execution, delivery or performance of this Agreement or any of the Ancillary Documents nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. Immediately after the Closing, Parent’s (or its designated Affiliate’s) Processing of Group Company Data is not reasonably expected to result in any violation of any Data Security Requirement, so long as Parent (or such designated Affiliate(s)) Processes such Group Company Data in a manner substantially consistent with any Processing carried out by the relevant Group Company(ies) as at the Closing Date.
(g)    Each Group Company has provided legally adequate notice of its respective privacy and security practices in its Group Company Privacy Policies, and each Group Company’s privacy and security practices conform, and have conformed, to their respective current and former applicable Group Company Privacy Policies. No disclosure made or contained in any Group Company Privacy Policy is, or has been, materially inaccurate, misleading, or deceptive in a manner that has violated Data Security Requirements (including by containing any material omission). Each Group Company has, where required under, and in accordance with, applicable Data Security Requirements, externally posted Group Company Privacy Policies. The Company has made available to Parent true, correct, and complete copies of all Group Company Privacy Policies. Each Group Company’s use of any “cookies” or similar technologies complies, and has complied, with all Data Security Requirements, and each Group Company has abided by any applicable opt-outs and consents related to any such use of any “cookies” or similar technologies.
(h)    Each Group Company has materially: (i) complied with all requests by natural persons to whom any Personal Information Processed by or on behalf of that Group Company relates (“Data Subject Requests”) if and as required by any relevant Data Security Requirements; and (ii) established appropriate technical and organizational measures designed to enable it to comply with Data Subject Requests as required by and in accordance with Data Security Requirements (including with respect to any relevant timeframes prescribed therein).
(i)    No Group Company has Processed or currently Processes biometric information or biometric identifiers or has access to biometric information or biometric identifiers other than with respect to employee data where appropriate notice has been provided and appropriate consent has been obtained in compliance with applicable Data Privacy and Security Laws. No Group Company has engaged or currently engages in any unfair or deceptive practices, wiretapping, or unlawful recording.

1103593863\14\AMERICAS

(j)    The Group Companies have implemented a policy with respect to the Processing of Group Company Data using AI Technologies, a true, correct, and complete copy of which has been made available to Parent. Since the Lookback Date, to the Company’s Knowledge, no Group Company has Processed or currently Processes Group Company Data using AI Technologies in violation of such policy in any material respects.
Section 3.26    Warranty. Since the Look Back Date, the Company and the Group Companies (a) have operated in conformity with all warranties (whether express or implied) included in Contracts with customers and (b) have not received any written or oral notice from any customers that contained allegations or threatened or stated a basis for initiating an Action, in each case, with respect to the breach of warranties (whether express or implied) included in Contracts with customers, except, in the case of each of the foregoing clauses (a) and (b), as would not individually or in the aggregate, reasonably be expected to be material to the Company and the Group Companies. The Company and the Group Companies do not have any material Liability arising, and there are no material Actions or, to the Company’s Knowledge, threatened material Actions, against the Company or any Group Company giving rise to any material Liability arising out of any injury to individuals or damage to property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased or delivered by the Group Companies.
Section 3.27    Holding Company. Each of the Company, OC Holding, Inc., a Delaware corporation, and OCH is a holding company formed solely for the purpose of holding equity interests in the Group Companies, does not directly engage in any of the business activities conducted by the Group Companies and does not directly or indirectly own any assets or properties used by the Group Companies in the conduct of their respective businesses. Except for Liabilities incurred in connection with its formation, organization and capitalization or in connection with this Agreement and the transactions contemplated hereby or under the Credit Agreement, each of the Company, OC Holding, Inc., a Delaware corporation, and OCH has not, directly or indirectly, owned any non-cash assets (other than equity interests of the Group Companies), incurred any Liabilities or engaged in any business activities of any type or kind.
Section 3.28    Accounts Receivable. The accounts receivable reflected on the Interim Financial Statements and the accounts receivable arising after the Balance Sheet Date have arisen from bona fide transactions entered into by the Group Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Group Companies, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 3.29    Books and Records. The books and records of the Group Companies have been maintained in accordance with sound business practices.
Section 3.30    Bank Accounts. Schedule 3.30 sets forth a true, correct and complete list of the following information with respect to each bank account held or used by a Group Company as of the date hereof: (a) the name of each bank or financial institution in which such bank account is held; and (b) the redacted account number. No payments have been made out of any such bank account other than ordinary course commercial payments.

1103593863\14\AMERICAS

Section 3.31    Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OR IN ANY ANCILLARY DOCUMENT, THE COMPANY AND HOLDCO EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OF THE GROUP COMPANIES OR THEIR RESPECTIVE ASSETS, AND THE COMPANY AND HOLDCO SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION AND PARENT AND MERGER SUB SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION OF THE GROUP COMPANIES’ BUSINESSES AND ASSETS AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE 3 AND ANY CERTIFICATE PURSUANT TO SECTION 6.2(D). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 OR IN ANY ANCILLARY DOCUMENT, NONE OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE (AND PARENT AND MERGER SUB HAVE NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, (A) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES OR LENDERS PRIOR TO THE EXECUTION OF THIS AGREEMENT AND (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES OR LENDERS.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Schedules, as a material inducement to Holdco and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub each hereby represents and warrants to the Company as follows as of the date hereof and as of the Closing as follows:
Section 4.1    Existence and Qualification. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is a wholly owned Subsidiary of Parent. Parent has the requisite corporate or similar power and authority, as applicable, to own, manage, lease, use, operate and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. Merger Sub has no business or operations, and was recently formed by or on behalf of Parent for the purpose of effecting its acquisition of the Company by means of a merger of Merger Sub into and with the Company pursuant to this Agreement.

1103593863\14\AMERICAS

Section 4.2    Authority; Approval and Enforceability. Parent and Merger Sub each has all requisite power and authority to execute and deliver this Agreement and all Ancillary Documents executed and delivered or to be executed and delivered by any of them in connection with the transactions provided for hereby and thereby, and to consummate the transactions contemplated hereby and by the Ancillary Documents, and to perform their respective obligations hereunder and under the Ancillary Documents. The execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of Parent and Merger Sub. Assuming that this Agreement has been, and that the Ancillary Documents to which Parent and/or Merger Sub is or will be a party has been or will be, duly and validly authorized, executed and delivered by the other Persons party thereto, this Agreement and each such Ancillary Document to which Parent and/or Merger Sub is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Parent and Merger Sub, respectively, enforceable in accordance with its terms, except as such enforcement may be limited by the General Enforceability Exceptions.
Section 4.3    No Defaults or Consents. Assuming the truth and accuracy of the representations and warranties of the Company, neither the execution, delivery or performance of this Agreement or the Ancillary Documents nor the carrying out of the transactions contemplated hereby or thereby by Parent and Merger Sub, including the Merger, will:
(a)    materially conflict with, contravene or result in a violation or breach of any of the terms, conditions or provisions of Parent’s or of Merger Sub’s respective Governing Documents;
(b)    materially conflict with, contravene or violate any Legal Requirements or Orders applicable to Parent or Merger Sub; or
(c)    require Parent or Merger Sub to obtain or make any material waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Entity, other than pursuant to the HSR Act.
Section 4.4    Litigation. No Action is pending or, to Parent’s knowledge, threatened before any Governmental Entity seeking to restrain Parent or Merger Sub, or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Parent or Merger Sub or any of their properties as a result of the consummation of this Agreement.
Section 4.5    Financial Resources.
(a)    Assuming satisfaction of the conditions precedent set forth in Section 6.1 and Section 6.2 by Holdco and the Company, the aggregate net proceeds of the Debt Financing and revolving borrowings under the Parent Credit Agreement, together with other available unrestricted cash and cash equivalents of Parent and Merger Sub, shall, in the aggregate, be sufficient to pay the Merger Consideration in accordance with the terms hereof and to pay all other amounts to be paid by Parent or Merger Sub hereunder and under the Debt Letters to consummate the transactions contemplated by this Agreement and the Debt Letters and to satisfy all other costs and expenses incurred by Parent or Merger Sub in connection herewith or therewith (collectively, the “Required Amount”).
(b)    On or prior to the date hereof, Parent has delivered to the Company true, correct and complete copies, including all exhibits and schedules thereto, of a fully executed commitment letter dated as of the date hereof (the “Debt Commitment Letter”), pursuant to which the Debt Financing

1103593863\14\AMERICAS

Sources party thereto have committed, upon the terms and subject only to the conditions set forth therein, to provide debt financing in the amounts set forth therein, and Redacted Fee Letters dated the date hereof (the Debt Commitment Letter and the Redacted Fee Letter are herein together referred to as the “Debt Letters”), for purposes of financing the transactions contemplated by this Agreement and the related fees and expenses to be incurred by Parent and Merger Sub in connection therewith. The financing contemplated pursuant to the Debt Commitment Letter is hereinafter referred to as the “Debt Financing”. For purposes of this Agreement, “Redacted Fee Letter” means a fee letter from a Debt Financing Source in which the only redactions relate to fees and the economic elements of any “market flex” provisions; provided that such redactions, either individually or in the aggregate, do not relate to any terms that would, or would reasonably be expected to, affect the conditionality or enforceability of the Debt Financing or reduce the amount of the Debt Financing available, together with revolving borrowings under the Parent Credit Agreement and other available unrestricted cash and cash equivalents of Parent and Merger Sub, to less than the Required Amount.
(c)    The Debt Commitment Letter is in full force and effect and constitutes a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and the other parties thereto in accordance with its terms, except as enforceability may be limited by the General Enforceability Exceptions. As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended, supplemented or modified, (ii) no such amendment, supplementation or modification is contemplated (except for the addition as parties to the Debt Commitment Letter of lenders, lead arrangers, bookrunners, agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof), (iii) to the knowledge of Parent and Merger Sub, none of the respective obligations and commitments of the Debt Financing Sources contained in the Debt Commitment Letter have been withdrawn, terminated or rescinded in any respect and (iv) to the knowledge of Parent and Merger Sub, no such withdrawal, termination or rescission is contemplated. Parent has fully paid any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Debt Commitment Letter and has sufficient cash or readily available funds to pay any other fees required by the Debt Commitment Letter when due. The only conditions precedent or other contingencies (including any “market flex” provisions) related to the obligations of the Debt Financing Sources to fund the full amount of the Debt Financing are those expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, (A) each of Parent and Merger Sub does not have any reasonable basis to believe that it or any party thereto will be unable to satisfy on a timely basis any term or condition to the closing of the Debt Financing set forth in the Debt Commitment Letter, (B) assuming satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2, each of Parent and Merger Sub does not have any reasonable basis to believe that any portion of the Debt Financing will not be made available to Parent or Merger Sub, as applicable, on the Closing Date, and (C) no event or circumstance has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent and Merger Sub, any of the other parties thereto, of any term or condition of the Debt Commitment Letter. Other than the Debt Letters, there are no side letters or other contracts, arrangements or agreements to which Parent, Merger Sub or any of their respective Affiliates is a party, which imposes any contingencies or conditions to the funding of the debt financing commitments contemplated by the Debt Commitment Letter or pursuant to which any person has the right to withdraw, terminate or rescind, or otherwise amend, modify or supplement the terms of such commitments.
Section 4.6    Investment Representations. Parent and Merger Sub are knowledgeable about the industries in which the Group Companies operate, have extensive knowledge and experience in financial and business matters, including in acquiring and investing in businesses, have competent and

1103593863\14\AMERICAS

experienced advisors and legal counsel, are capable of evaluating the merits and risks of the Merger and the other transactions contemplated by this Agreement, and are able to bear the substantial economic risk of such investment for an indefinite period of time.
Section 4.7    Brokers or Finders Fees. Except for Morgan Stanley & Co. LLC, no broker, finder, investment banker, agent or other intermediary has acted for or on behalf of Parent or Merger Sub or any of their equityholders or Affiliates in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby and thereby, and no broker, finder, investment banker agent or other intermediary is or will be entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent or Merger Sub or any equityholder or Affiliate thereof.
Section 4.8    Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties set forth in Article 3 herein, the Surviving Corporation and its Subsidiaries will be Solvent.
Section 4.9    Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 4 OR IN ANY ANCILLARY DOCUMENT, PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND PARENT AND MERGER SUB SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 4 OR IN ANY ANCILLARY DOCUMENT, NONE OF PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE (AND HOLDCO AND THE COMPANY HAVE NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO HOLDCO OR THE COMPANY OR ANY OF THEIR RESPECTIVE AGENTS OR REPRESENTATIVES PRIOR TO THE EXECUTION OF THIS AGREEMENT.
Section 4.10    Limitations on Representations and Warranties.
(a)    Parent and Merger Sub acknowledge that neither the Company nor any other Person acting on behalf of the Company or any of their Affiliates or Representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any Group Company or their respective businesses or assets, except for the representations and warranties expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Schedules referred to herein or those set forth in the Ancillary Documents, and, except as set forth herein and therein, acknowledges that no Person acting or purporting to act on behalf the Company or any of its Affiliates or Representatives has any actual or apparent authority, express or implied, to make any representation, warranty, promise, assurance, guaranty or other statement regarding the Company or any Group Company or their respective businesses or assets that may be relied upon by Parent or Merger Sub as an inducement to entering into this Agreement. Parent and Merger Sub further acknowledge that, except with respect to the representations and warranties expressly set forth in this Agreement or the Ancillary Documents, no equityholder or any other Person will have or be subject to any Liability to Parent or any other Person resulting from the distribution or use by Parent,

1103593863\14\AMERICAS

the Surviving Corporation, any Affiliate thereof or any of their agents, consultants, accountants, counsel or other Representatives of any such information, and any legal opinions, memoranda, summaries or any other information, document or material made available to Parent or its Affiliates or Representatives in the electronic data room established by the Company or its Representatives in connection with the transactions contemplated by this Agreement, management presentations or any other form otherwise provided in expectation of the transactions contemplated by this Agreement.
(b)    Each of Parent and Merger Sub is consummating the Merger and the other transactions contemplated hereby without any representation or warranty, express or implied, by any Person, except for the respective representations and warranties of the Company and expressly set forth in Article 3 of this Agreement and the Ancillary Documents. Parent and Merger Sub are relying on their own investigation and analysis, and the respective representations and warranties of the Company expressly set forth in Article 3 of this Agreement and the Ancillary Documents, in entering into this Agreement and consummating the transactions contemplated hereby and specifically disclaim that they are relying upon or have relied upon any other representations and warranties that may be alleged to have been made by the Company. Parent and Merger Sub have fully reviewed this Agreement, the Schedules referred to herein, and the materials referenced in the Schedules in connection with the transactions contemplated by this Agreement. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the exclusive remedies set forth in this Agreement for any breach thereof. Parent and Merger Sub specifically disclaim any obligations or duty of the Company or any of its Affiliates or representatives to make any disclosures of fact not required by this Agreement to be disclosed pursuant to the representations and warranties set forth in Article 3 of this Agreement.
(c)    In connection with the due diligence investigation of the Group Companies by Parent and its Affiliates, Parent and its Affiliates and representatives have received from or on behalf of the Company certain projections, including projected statements of operating revenues, cash flows and income from operations of the Company and the Group Companies and certain business plan information of the Company and the Group Companies. Parent acknowledges that it knows there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties Parent takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent and Merger Sub shall have no claim against any equityholder or any other Person with respect thereto. Accordingly Parent and Merger Sub acknowledge that, except as provided in the respective representations and warranties of the Company expressly set forth in Article 3 of this Agreement or those set forth in the Ancillary Documents, the Company has not made any representations, warranties, promises, assurances or guaranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
ARTICLE 5
COVENANTS
Section 5.1    Conduct of Business of the Company.
(a)    From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts, and shall cause each other Group Company to use commercially reasonable efforts, to conduct its business in all material respects in the ordinary course consistent with past practice and

1103593863\14\AMERICAS

preserve substantially intact its (x) present business organization, business operations and goodwill, including by (A) timely exercising any renewal options under any Real Property Leases or (B) negotiating any renewal options under any Real Property Leases in the ordinary course of business; provided such negotiations are not reasonably expected to result in the termination of the Real Property Lease or any renewal option, and (y) material relationships with its employees, customers, lenders, suppliers, regulators, landlords and others having material business relationships with the Group Companies, except as (i) expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) required by Applicable Law, (iii) expressly required pursuant to an existing Contract, (iv) expressly permitted or required by this Agreement (including with respect to any Add-On Acquisition or Sale-and-Lease Back Properties) or (v) set forth on Schedule 5.1.
(b)    Without limiting Section 5.1(a), from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except (i) as expressly consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as required by Applicable Law, (iii) as required pursuant to an existing Contract, (iv) as expressly permitted or required by this Agreement, or (v) as set forth on Schedule 5.1, the Company shall not, and shall cause each other Group Company to not:
(i)    adopt any amendments to the Governing Documents of any of the Group Companies;
(ii)    make, declare or pay any cash or non-cash dividend or cash or non-cash distribution;
(iii)    except with respect to any Sale-and-Lease Back Property and sales of inventory in the ordinary course of business, sell, assign, transfer, convey, lease or otherwise dispose of any tangible assets or properties of the Group Companies;
(iv)    other than an Add-On Acquisition, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets or equity of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(v)    other than repairs and replacement of broken or malfunctioning equipment in the ordinary course of business, enter into any new commitments to make capital expenditures in excess of $100,000 that are not contemplated by the Company’s capital expenditure forecast provide to Parent prior to the date hereof;
(vi)    assign, transfer, license (other than non-exclusive trademark licenses granted in the ordinary course of business) or abandon any Intellectual Property Rights owned by the Group Companies;
(vii)    enter into any Contract that actually limits or restricts the ability of the Group Companies to engage or compete in any material line of business or in any material geographic area or, in any material respect, to set the price it may charge for products or services;
(viii)    (A) enter into or amend any employment or severance agreement, except any employment agreement providing for base salary or other fixed compensation of less than $150,000 per annum; (B) pay or make provision for the payment of any material deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any

1103593863\14\AMERICAS

director or officer of any Group Company; (C) accelerate the vesting or payment of any compensation, except with respect to any compensation treated as a Transaction Expense; (D) materially increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer or employee of any Group Company with an annual salary in excess of $150,000; or (E) materially increase or decrease, or promise to increase or decrease, the compensation or benefits payable or to become payable to any employee of any Group Company with an annual salary in excess of $150,000, other than, in the case of each of clauses (A) through (E), increases, payments, changes or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to an Employee Plan or Contract in existence as of the date hereof;
(ix)    except with respect to the Wage and Hour Dispute and the Group Companies’ obligation to pay the Wage and Hour Dispute Amount, compromise or settle any Action resulting in an obligation of any Group Company to pay more than $100,000 in respect of compromising or settling such Action; provided, that any such compromise or settlement made by any Group Company as otherwise permitted does not restrict, restrain, include non-monetary relief or otherwise impair the Group Companies’ ability to continue operating in substantially the same manner following Closing as on the date hereof;
(x)    enter into any agreement, transaction or other arrangement that would be required to be disclosed on Schedule 3.22;
(xi)    provide any loan or advance to any Person, other than advances to employees for business expenses in the ordinary course of business;
(xii)    incur, assume or guarantee any Indebtedness in excess of $1,000,000 individually, or in excess of $2,000,000 in the aggregate that will not be paid off prior to the Closing and not as part of the Closing, other than Indebtedness under the Credit Agreement;
(xiii)    make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of any of the Group Companies, except insofar as may have been required by a change in GAAP or Applicable Law;
(xiv)    (A) make, change or revoke any material election relating to Taxes other than in the ordinary course of business, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, or (C) consent to any extension or waiver of the statutory period of limitations applicable to any material amount of Taxes except for extensions resulting from the ordinary course extension of the time to file any applicable Tax Return;
(xv)    make any change to any Group Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(xvi)    amend or modify in any material respect any Material Contract or Real Property Lease in a manner which is adverse to the interests of the Group Company, terminate (other by expiration in accordance with its terms or for cause) or extend (other than by automatic extension or renewals made in the ordinary course) any Material Contract or Real Property Lease or enter into any

1103593863\14\AMERICAS

agreement which would, if entered into prior to the date hereof, be a Material Contract or a Real Property Lease;
(xvii)    materially amend, modify or waive any material provision, in a manner adverse to the Group Companies, or terminate, cancel or permit to lapse in coverage of any material insurance policies of the Group Companies, other than replacements, renegotiations or additions of insurance policies in the ordinary course of business;
(xviii)    make any material change in a manner adverse to the Group Companies in the manner in which any Group Company extends discounts or credits to customers, except in the ordinary course of business;
(xix)    implement any “mass layoff” or “plant closing” as defined under the WARN Act;
(xx)    effect any recapitalization, stock dividend or stock split of any Group Company;
(xxi)    issue, sell, deliver, transfer, or otherwise dispose of the equity interests of any Group Company or issue or sell any securities or other rights convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity interest of the Company or any Group Company, or issue any phantom stock, stock appreciation rights or similar rights;
(xxii)    except for the Merger, adopt or commit to any plan of merger, consolidation, reorganization, liquidation or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against any Group Company under any similar Applicable Law;
(xxiii)    permitted or allowed any of the Company’s or any Group Company’s equity interests to become subjected to any Lien; and
(xxiv)    enter into any agreement to do any action otherwise prohibited under this Section 5.1(b).
Section 5.2    Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide, upon reasonable prior written request, to Parent and Merger Sub and their authorized Representatives reasonable access to all books and records, businesses, operations and, during normal business hours and in a manner so as to not interfere with the normal business operations of any Group Company, properties of the Group Companies; provided, that the Group Companies and their respective Representatives shall have no obligation to provide Parent, Merger Sub or their respective Representatives with access to (i) any books or records to the extent such books and records do not pertain to the business of any Group Company and, to such extent, any Group Company and its Representatives are entitled to withhold access to or redact any portion of such books and records in accordance with this Agreement or (ii) any documents relating to the transactions contemplated by this Agreement or the sale process relating to such transactions; provided further, that the Group Companies shall not be required to permit, and Parent, Merger Sub and their Representatives shall not be permitted to, perform any invasive environmental sampling, monitoring or other surface or subsurface or

1103593863\14\AMERICAS

investigation, assessment, analysis or testing of soil, groundwater, air, building materials or other environmental media of the sort generally referred to as Phase II environmental investigation at any Owned Real Property or Leased Premises without the Company’s prior written consent. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are incorporated herein by reference. Notwithstanding anything to the contrary set forth in this Agreement, no Group Company or any of its respective Affiliates shall be required to disclose to Parent, Merger Sub or any of their respective Representatives any information (a) if doing so would reasonably be expected to violate any Applicable Law or existing Contract to which any Group Company or any Affiliate is a party or is subject, (b) which would reasonably be expected to result in the loss of the ability to assert attorney-client, work product or similar privileges, or (c) if any Group Company or any of their respective Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse (or would reasonably be expected to be adverse) parties in an Action and such information is reasonably pertinent thereto. The Company may elect to limit, or cause any Group Company to limit, disclosure of any information to certain Persons designated as a “clean team” by Parent (which Persons must be reasonably acceptable to the Company). Each of Parent and Merger Sub agrees that it shall be bound by the Confidentiality Agreement to the same extent as Valvoline LLC. Prior to the Closing, the Company shall maintain access to the online data sites established by Intralinks and Box for Project Drive for Parent, Merger Sub, their Affiliates and their Representatives and all documents, files or folders included in such online data site as of the date hereof. As promptly as practicable after the Closing Date, Holdco shall deliver to Parent a copy of a CD or DVD-ROM, other physical electronic storage device containing, or via electronic transmission (including via email), a true, correct and complete copy of such data site as of 5:00 pm, New York City time, on the last Business Day prior to the Closing Date.
Section 5.3    Efforts to Consummate.
(a)    Subject to the terms and conditions herein provided, each of Parent, Merger Sub, and the Company shall take, or cause to be taken, any and all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and obtaining consents of all Governmental Entities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby). Notwithstanding the foregoing, each of Parent, Merger Sub and the Company shall take, or cause to be taken, any and all actions to obtain consents, waivers and approvals of all Governmental Entities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents that are directly payable to a Governmental Entity, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, shall be borne by Parent. The parties shall use reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. Without limiting the foregoing, (i) Parent, Merger Sub, and their respective Affiliates shall not extend (or take any action that has or may have the effect of extending) any waiting period or timing under the HSR Act or any other Antitrust Law or enter into any agreement or understanding with any Governmental Entity, except with the prior written consent of the Company; provided that Parent may agree to refile under the HSR Act if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s views into account) that the taking of such action would enhance the likelihood of obtaining termination or expiration of the HSR Act waiting

1103593863\14\AMERICAS

period, and (ii) Parent and Merger Sub agree to take, and cause their Affiliates to take, all actions, and to do, and cause their Affiliates to do, any and all things that are necessary, proper or advisable, or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub agree to promptly take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act or applicable Antitrust Laws that may be asserted by any Governmental Entity so as to enable the parties to close the transactions contemplated by this Agreement as promptly as possible, including (A) divesting, selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, assets, categories of assets, operations, customers, product lines, or businesses of the Group Companies, (B) proposing, taking, or agreeing to take any actions that may limit the freedom of action of the Group Companies with respect to, or the ability of the Group Companies to retain one of more of its assets, categories of assets, operations, customers, product lines, or businesses, and (C) terminating, modifying, amending or assigning existing relationships and contractual rights and obligations as may be required to obtain any approval or consent of any Governmental Entity or to obtain the expiration or termination of the waiting period under the HSR Act or any other Antitrust Law, and, in each case, to propose, negotiate, enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Company or its business, by consenting to such action by the Company (provided, that the Company shall not be obligated to take any actions unless the taking of such action is conditioned upon the consummation of the transactions contemplated by this Agreement).
(b)    Except as specifically required by this Agreement, none of Parent or Merger Sub, on the one hand, or the Company, on the other hand, shall, or shall permit their Affiliates to, take any action, or refrain from taking any action, which could reasonably be expected to materially delay or impede the ability of the parties hereto to consummate the Merger or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Parent or Merger Sub, on the one hand, or the Company, on the other hand, shall, and shall cause their Affiliates not to, directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in obtaining, or materially increase the risk of not obtaining, any Permits, Orders or other approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the Merger.
(c)    Each of Holdco, the Company, Parent and Merger Sub shall, in connection with this Agreement and the transactions contemplated hereby, with respect to actions taken on or after the date hereof: (i) immediately notify the other parties of, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties of) any substantive communications from or with any Governmental Entity, (ii) permit the other parties to review, comment on, and discuss in advance, and consider in good faith the view of such other parties in connection with, any proposed substantive written or oral communication with any Governmental Entity, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other parties a reasonable opportunity to consult with it in advance and, to

1103593863\14\AMERICAS

the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate therein, (iv) furnish the other parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to the Agreement (other than the HSR Act filings) and (v) furnish the other parties’ outside legal counsel with such necessary information and reasonable assistance as such other parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law.
Section 5.4    Indemnification; Directors’ and Officers’ Insurance.
(a)    Parent and Merger Sub agree that, from and after the Closing, all rights to indemnification, exculpation or advancement of expenses now existing in the Group Companies’ Governing Documents in favor of the current or former directors or officers of each Group Company with respect to any matters occurring on or prior to the Closing Date shall survive the Merger and shall continue in full force and effect for a period of six (6) years and Parent and Merger Sub shall cause the Group Companies on their own behalf to perform and discharge the Group Companies’ obligations to provide such indemnity, exculpation and advancement of expenses after the Merger. To the maximum extent permitted by Applicable Law, Parent shall cause the Surviving Corporation to advance expenses in connection with such indemnification, as provided in such Group Company’s Governing Documents. The indemnification, liability, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors or officers of any Group Company except to the extent required by Applicable Law or to give effect to the following sentence. Notwithstanding the foregoing, no individual entitled to make any claim for indemnification, exculpation or advancement of expenses from any Group Company under the Group Companies’ Governing Documents shall be entitled to make such a claim arising out of or related to any dispute between Parent, the Group Companies or any of their Affiliates (on one hand) and such individual, on the other hand, with respect to any matter arising out of or related to this Agreement or any Ancillary Document.
(b)    The Surviving Corporation shall, at Parent’s expense, purchase and maintain in effect, beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’, officers’, employees’, and agents’ liability, errors and omissions and employment practices liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy of the Group Companies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under comparable insurance policies; provided, that the Surviving Corporation shall not be required to pay a premium for such “tail” policy in excess of 150% of the most recent annual premium paid by the Company prior to the date hereof, and in such case, the Surviving Corporation shall purchase the maximum coverage available for 150% of the most recent annual premium paid by the Company prior to the date hereof. The directors, officers, employees, and agents of each Group Company entitled to the insurance set forth in this Section 5.4 are intended to be third-party beneficiaries of this Section 5.4. This Section 5.4 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent, the Surviving Corporation and their Subsidiaries.

1103593863\14\AMERICAS

(c)    If Parent, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person in one or a series of related transactions, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective Subsidiaries shall assume the obligations set forth in this Section 5.4; provided, that none of Parent, the Surviving Corporation or any of its Subsidiaries shall be relieved from such obligation.
Section 5.5    Exclusive Dealing. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Holdco and the Company will not, and will each cause its Representatives not to, directly or indirectly, through any Representative or otherwise (a) execute any written agreement to enter into a Competing Transaction, (b) enter into or participate in any negotiations or discussions with any potential third-party acquirer (other than Parent, Merger Sub and their Representatives) that would be reasonably expected to result in a Competing Transaction, (c) knowingly encourage, facilitate, initiate, entertain or solicit a Competing Transaction or (d) provide confidential non-public information to any potential third party acquirer (other than Parent, Merger Sub and their Representatives) to facilitate a Competing Transaction; provided, however, that each of Parent and Merger Sub hereby acknowledges that prior to the date hereof, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a Competing Transaction and that such information, access and discussions could reasonably enable another Person to make an offer for a Competing Transaction without any breach by the Company of this Section 5.5; provided that, if another Person makes an offer for a Competing Transaction the Company shall not otherwise take any action with respect to or respond to such offer other than to respond by stating that the Company and its Representatives may not engage in any discussions or provide any information regarding the offer at this time or words to substantially similar effect. Each of Holdco and the Company shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Competing Transaction. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding a Competing Transaction by indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Transaction for as long as this Agreement remains in effect. Each of Holdco and the Company acknowledges and agrees that the rights and remedies for noncompliance with this Section 5.5 shall include having such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach would cause irreparable injury to Parent and Merger Sub and that money damages would not provide an adequate remedy to Parent and Merger Sub. In addition to the other obligations under this Section 5.5, each of Holdco and the Company shall, and shall cause each of their respective Representatives to, promptly advise Parent orally and in writing of any third party proposal with respect to a Competing Transaction, any request for information with respect to such proposal, or any inquiry with respect to or which could reasonably be expected to result in such third party proposal, the material terms and conditions of such request, proposal or inquiry and the identity of the Person making the same.
Section 5.6    Documents and Information. After the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, until the earlier of (a) the fifth (5th) anniversary of the Closing Date or (b) the period applicable under Parent’s record retention policy, retain all books,

1103593863\14\AMERICAS

records and other documents pertaining to the business of the Group Companies in existence on the Closing Date. Solely to the extent that such access is reasonably required in connection with the preparation of financial statements, Tax Returns, or third-party Actions (to the extent not adverse to Parent, the Surviving Corporation, the Group Companies or their Affiliates), Parent shall make the same available for inspection and copying by Holdco or its Affiliates (at such Person’s expense) during normal business hours of the Surviving Corporation or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice; provided, however, (i) such access shall not unreasonably interfere with the conduct of the business of Parent, the Surviving Corporation, the Group Companies, or their Affiliates, (ii) no such access shall be required to the extent the same would reasonably be expected to (A) result in the disclosure of any trade secrets, (B) result in the violation of any Applicable Law, or (C) result in the waiver or destruction of any privilege from disclosure (including attorney-client or work product privilege), and (iii) in the event any such access or information is relevant to any then-existing Action or dispute between the parties and their Representatives, the applicable rules of discovery shall apply.
Section 5.7    Transition.
(a)    During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent and Merger Sub, on one hand, and Holdco and the Company, on the other hand, shall collaboratively establish a plan to roll-out communications regarding the transactions contemplated hereby to the Group Companies’ employees, customers, lenders, suppliers, regulators, landlords and others having business relationships with the Group Companies. From and after the date hereof, the Company shall, without further consideration, advise employees, customers, lenders, suppliers, regulators, landlords and others having business relationships with the Group Companies that the Group Companies are being or have been sold and that Parent is the owner and operator of the Group Companies and their businesses from and after the Closing Date and such communications shall be consistent with the mutually agreed communications plan and will be subject to Parent’s reasonable review and consent (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent permitted under Applicable Law and at the Company’s reasonable discretion, Parent may be included in certain of those communications as reasonably requested by Parent.
(b)    Notwithstanding anything else in this Agreement to the contrary, Parent and its Representatives shall only have the right to contact and communicate with employees at the level of Vice President or higher (but solely with respect to item (ii) below), customers, lenders, suppliers, regulators, landlords and others having business relationships with the Group Companies: (i) if Parent or its Representatives has a preexisting relationship with such Person and so long as Parent or its Representatives does not discuss the Company, this Agreement or the transactions contemplated hereby, or (ii)(A) subject to Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed (provided, that if the Company has not responded to a written request (email being sufficient) from Parent or its Representatives within 48 hours of the receipt thereof, the Company shall be deemed to have given its consent for purpose of this clause (ii)), and (B) Parent or its Representatives has provided the Company an advance copy of the materials or communications to be delivered to such employees and the opportunity to join or participate in such contact or communication.
(c)    Notwithstanding anything else in this Agreement to the contrary, from the date hereof until the earlier of the Closing or the valid termination of this Agreement pursuant to Section 7.1, to the extent that the transactions contemplated by this Agreement would contravene any material Permit, Material Contract or material Real Property Lease or would require the consent of any third party, prior to

1103593863\14\AMERICAS

or as a result of the Closing, then to the extent reasonably requested by Parent in writing, the Company and Parent shall each use its respective commercially reasonable efforts to (i) give any required notice to any Person, and (ii) request any consent, approval or waiver from any person, in each case to the extent required pursuant to such material Permit or Material Contract or material Real Property Lease.
Section 5.8    Employee Matters.
(a)    For a period of twelve (12) months following the Closing (or, if shorter, during any period of employment), Parent shall provide each Company Employee with base salary or wage rates and annual or other short term cash compensations that are no less favorable than base salary or wage rates and annual or other short term cash compensations provided to such Company Employees immediately prior to the Closing and employee benefits (excluding equity-based awards and transaction-based payments) which are substantially comparable in the aggregate to the employee benefits provided to such Company Employees immediately prior to the Closing. In the event that any Company Employee is terminated during the twelve (12) month period immediately following the Closing, Parent agrees that it shall cause the Surviving Corporation or its Affiliates to provide severance to such Company Employee that is no less than the severance that would have been payable under an Employee Plan in effect and applicable to such Company Employee immediately prior to the Closing.
(b)    Parent agrees that, from and after the Closing Date, Parent shall cause the Company Employees to be granted credit for all service with the Group Companies (including any predecessors thereof) earned prior to the Closing Date for all purposes under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored by or may be established or maintained by Parent or any Group Company or any of their Affiliates on or after the Closing Date (the “New Plans”). In addition, Parent hereby agrees that Parent shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under any Employee Plan as of the Closing Date and (y) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. The Group Companies shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.
(c)    The Company will, prior to the Closing Date, seek equity holder approval, in a manner intended to comply with the requirements of Section 280G(b)(5)(B) of the Code, such that payments by the Company or any other Group Company to any employees of the Company or any other Group Company arising in whole or in part as a result of the transactions contemplated by this Agreement or any Ancillary Document based on arrangements in place at the Closing (other than arrangements entered into at the direction of Parent on the Closing Date) should not be characterized as “excess parachute payments” under Section 280G of the Code; provided that in no event will this Section 5.8(c) be construed to require the Company to compel any Person to waive any existing rights under any Contract or agreement that such Person has with the Company or any Group Company and in no event will the Company be deemed in breach of this Section 5.8(c) if any such Person refuses to waive any such rights. Notwithstanding the foregoing, to the extent that any contract, agreement, arrangement or plan is entered into between Parent or any of its Affiliates and a disqualified individual in connection with the

1103593863\14\AMERICAS

transactions contemplated by this Agreement before the Closing Date (the “Parent Arrangements”), Parent shall provide copies or descriptions of such contracts, agreements, arrangements or plans to the Company at least ten (10) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided that, in any event, the Company’s failure to include the Parent Arrangements in the stockholder voting materials, for any reason, will not result in a breach of the covenants set forth in this Section 5.8(c).
(d)    Nothing contained in this Section 5.8, express or implied, (i) is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall create any benefit plan or constitute an amendment to or any other modification of any benefit plan, (ii) shall (subject to compliance with the other provisions of this Section 5.8) alter or limit Parent’s or the Surviving Corporation’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
Section 5.9    Representation and Warranty Policy. A buyer-side representation and warranty insurance policy underwritten by Ryan Transactional Risk is being conditionally bound as of the date hereof (the “R&W Insurance Policy”). The R&W Insurance Policy shall provide that the insurer shall waive any right of subrogation against Holdco, the Company or any of their respective direct or indirect, past or present, shareholder, member, partner, employee, director or officer (or the functional equivalent of any such position) in connection with this Agreement and the transactions contemplated hereby, except in the case of Actual Fraud of Holdco or the Company in connection with this Agreement and the transactions contemplated hereby. The cost of the R&W Insurance Policy and any fees, costs or deductibles associated therewith shall be borne solely by Parent. Parent agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing that would materially and adversely affect the rights of Holdco hereunder without the prior written consent of Holdco.
Section 5.10    Termination of Transactions with Affiliates. On or before the Closing Date, the Company shall cause to be terminated all transactions with Affiliates of Holdco set forth on Schedule 5.10.
Section 5.11    Financing Activities.
(a)    Prior to the Closing or the earlier termination of this Agreement, each of Holdco and the Company shall use, and shall cause their respective Subsidiaries and its and their respective Representatives to use, in each case reasonable best efforts to cooperate with any reasonable request by Parent and Merger Sub in connection with the Debt Financing (or, if applicable, any Substitute Debt Financing), including using reasonable best efforts to do the following if so reasonably requested:
(i)    cause senior officers of the Group Companies with appropriate seniority and expertise, and, in connection with an offering of securities undertaken in connection with the Debt Financing (or any Substitute Debt Financing), the independent auditors of the Group Companies, to participate in a reasonable number of meetings, presentations, sessions with the Debt Financing Sources, due diligence sessions or other similar presentations upon reasonable advance notice and at mutually

1103593863\14\AMERICAS

agreeable times and locations (which may be virtual), in each case to the extent customarily required for financings of the type contemplated by the Debt Commitment Letter;
(ii)    as promptly as practicable, reasonably assist with the preparation of appropriate and customary materials for bank information memoranda, lender presentations, rating agency presentations, customary investor offering and marketing materials and similar documents reasonably required in connection with the Debt Financing (including by executing customary authorization letters) and otherwise provide such readily available information regarding the Group Companies as reasonably requested by Parent or Merger Sub in connection therewith; provided, that to the extent any Group Company is being asked to execute customary authorization letters with respect to such marketing materials, neither Parent nor Merger Sub shall distribute such marketing materials to any potential lenders or other parties without first providing the Company with the opportunity to review and comment on the portions of such marketing materials pertaining to the Group Companies (it being understood and agreed that the Company shall promptly review and provide comments in a reasonable manner so as to not delay or impede the syndication and/or marketing of the Debt Financing);
(iii)    facilitate the pledging of collateral for the Debt Financing as contemplated by the Debt Commitment Letter; provided that no pledge shall be effective until the Closing;
(iv)    furnish to Parent or Merger Sub, as applicable, as promptly as reasonably practicable (A) the consolidated audited financial statements of OCH and each of its consolidated Subsidiaries as and for the year ended on or around December 31, 2024 reasonably promptly after the date on which such audited financial statements are furnished to the Company’s lenders under the Credit Agreement, and (B) such other pertinent historical financial information regarding the Group Companies that is readily available as may be reasonably requested by Parent or Merger Sub or that is reasonably requested by Parent or Merger Sub to prepare applicable projections, pro forma financial statements or pro forma adjustments (it being acknowledged and agreed that in no event shall any Group Company be required to provide projections, pro forma financial statements or pro forma adjustments related to the Debt Financing); and
(v)    furnish to Parent and Merger Sub, at least three (3) Business Days prior to the Closing Date, all documentation, certifications and information as is reasonably requested by Parent or Merger Sub at least ten (10) Business Days prior to the Closing Date that is required under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the Patriot Act and, if the borrower in respect of the Debt Financing qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (as amended);
provided, that, notwithstanding anything in this Section 5.11(a) to the contrary, none of the Group Companies or any of their respective Affiliates or Representatives shall (A) be required to pay any fee in connection with the Debt Financing, (B) (x) be required to execute or enter into any certificate, instrument, agreement or other documents (other than customary authorization letters in accordance with clause (ii) above) or adopt any resolutions approving the agreements, documents or instruments, in each case, relating to the Debt Financing that will be effective prior to the Closing or have any Liability under any certificate, instrument, agreement or any other document related to the Debt Financing or otherwise in connection with the activities contemplated in this Section 5.11(a), (C) be required to deliver or obtain opinions of internal or external counsel, (D) be required to disclose information where the Company reasonably determines that such disclosure would jeopardize the attorney-client privilege, (E) be required

1103593863\14\AMERICAS

to provide cooperation to the extent such cooperation could cause (x) any representation or warranty in this Agreement to be breached, (y) any condition to the Closing set forth in Section 6.1 or Section 6.2 not to be satisfied or (z) any other breach of this Agreement or any Material Contract to which any Group Company is a party, (F) be required to provide cooperation to the extent that such cooperation could unreasonably materially interfere with the ongoing operations of any Group Company (or their respective Affiliates), (G) be required to take any action that could reasonably be expected to result in a material violation of any Applicable Law, (H) take any action that involves any binding commitment by any Group Company which commitment is not conditioned on the Closing and does not terminate without Liability to the Group Companies or any of their Affiliates upon the termination of this Agreement, (I) be required to deliver or execute any agreement, and with respect to the Group Companies, that is not conditioned upon the Closing, or (J) be required to take any action that requires any Group Company to be a borrower, guarantor, grantor, pledgor or other obligor with respect to the Debt Commitment Letter prior to the Closing. The conditions set forth in Section 6.2(b), as applied to the Company’s obligations under this Section 5.11(a), shall be deemed to be satisfied unless the financing contemplated by the Debt Commitment Letter has not been obtained as a direct result of the Company’s intentional breach of its obligations under this Section 5.11(a). Each of Parent and Merger Sub shall indemnify and hold harmless the Group Companies and each of their respective Affiliates and Representatives from and against any and all Damages or Liabilities suffered or incurred by any of them in connection with the Debt Financing or any of their cooperation or assistance provided in accordance with this Section 5.11(a), except, in each case, to the extent arising from any such Person’s bad faith, gross negligence or willful misconduct, in each case, as determined by a non-appealable, final judgment of a court of competent jurisdiction. Each of Parent and Merger Sub shall, from time to time, promptly reimburse Holdco and the Company for all out-of-pocket costs reasonably incurred by the Company in connection with the Debt Financing and in connection with this Section 5.11. The Company hereby consents to the customary and reasonable use of all of its and its Subsidiaries’ logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(b)    Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, customary or advisable to consummate and obtain the Debt Financing (including, if applicable, any Substitute Debt Financing) on the terms and conditions described in the Debt Commitment Letter as soon as practicable following the date hereof, including using its reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter (and any definitive agreements entering into in connection therewith) in accordance with the terms thereof, (ii) negotiate and, assuming the satisfaction of the conditions set forth in Section 6.1 or Section 6.2, enter into definitive agreements with respect to the Debt Financing reflecting the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) or, if available, on other terms that (A) are not, taken as a whole, materially less favorable to Parent and Merger Sub (as determined in good faith by Parent) than the terms and conditions set forth in the Debt Commitment Letter, (B) would not be reasonably likely to materially adversely affect the ability of Parent and Merger Sub, from a conditionality or enforceability perspective, to consummate the transactions contemplated hereby, and (C) would otherwise be permitted or not prohibited by Section 5.11(c) or Section 5.11(e), (iii) satisfy on a prompt and timely basis (or obtain a waiver of) each condition set forth in the Debt Commitment Letter (and complying with all obligations) applicable to Parent and Merger Sub and necessary to obtain the Debt Financing to consummate the transactions contemplated hereby to the extent within its control, (iv) accepting to the fullest extent all “flex” contemplated in the

1103593863\14\AMERICAS

Debt Letters, and (v) causing the funding of the facilities under the Debt Commitment Letter as soon as practicable following the date hereof but in any event no later than the Closing.
(c)    (i) Parent (or Merger Sub) shall use its reasonable best efforts to enforce in all material respects its (or their) rights under each Debt Financing Agreement, and (ii) Parent and its Affiliates may amend, modify, terminate or agree to any waiver under the Debt Letters without the prior written approval of the Company or Holdco; provided that Parent (or Merger Sub) shall not, without the prior written consent of the Company, agree to or consent to any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision or remedy under, the Debt Commitment Letter or the definitive agreements relating to the Debt Financing (individually or in the aggregate with any other amendments, supplementations, modifications or waivers) if such termination, amendment, supplement, modification or waiver would reasonably be expected to (i) reduce the aggregate amount of any portion of the Debt Financing below an amount, when taken together with revolving borrowings under the Parent Credit Agreement and other available unrestricted cash and cash equivalents of Parent and Merger Sub, sufficient to pay the Required Amount, (ii) impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand, amend or modify any of the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (iii) adversely affect the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing or the ability of Parent to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby; provided, further, for the avoidance of doubt, that Parent may amend the Debt Letters to add additional lenders, arrangers, bookrunners, managers or agents that have not executed the Debt Letters as of the date of this Agreement. Parent shall deliver to the Company true, correct and complete copies of any amendment, modification, supplement, consent or waiver to or under any Debt Letter promptly following execution thereof.
(d)    Parent and Merger Sub shall, upon the reasonable request of the Company, keep the Company reasonably informed of any material developments concerning the status of its efforts to arrange the Debt Financing. Parent and Merger Sub shall give the Company prompt notice of (i) any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to the Debt Commitment Letter or definitive documents related to the Debt Financing, (ii) if and when Parent and its Affiliates become aware that any portion of the financing contemplated by the Debt Commitment Letter may not be available to consummate the transactions contemplated hereby, (iii) the receipt by Parent and Merger Sub of, together with copies of, any written notice or other written communication from any Person with respect to any (I) actual or potential breach, default, termination, cancellation or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or (II) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other definitive documents related to the Debt Financing; provided that in no event shall Parent and Merger Sub be under any obligation to provide any information shared among Parent and Merger Sub and their professional advisors in connection with matters contemplated by the foregoing that is subject to attorney-client privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege, (iv) if for any reason Parent and Merger Sub believe in good faith they will not be able to obtain any portion of the financing on the terms, in the manner and from the sources contemplated by the Debt Commitment Letter or the definitive agreements with respect thereto, and (v) the entrance into, and copies of, any definitive agreements with respect to the Debt Financing. Without limiting the foregoing, as soon as reasonably practicable, but in any event within

1103593863\14\AMERICAS

two Business Days after the date the Company delivers to Parent a request therefor, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i) through (v) above.
(e)    If any portion of the Debt Financing becomes unavailable, or it becomes reasonably likely that such funds may become unavailable, to Parent and Merger Sub on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Letters, Parent and Merger Sub shall promptly (and, in any event, within two Business Days after Parent or Merger Sub becomes aware of any such circumstance) notify the Company and shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount, when taken together with any remaining portion of the Debt Financing under the Debt Letters, revolving borrowings under the Parent Credit Agreement and other available unrestricted cash and cash equivalents of Parent and Merger Sub, sufficient to pay the Required Amount in the timeframe contemplated by this Agreement (the “Substitute Debt Financing”) in order to consummate the transactions contemplated by this Agreement in accordance with its terms; provided that in no event shall Parent or Merger Sub be obligated to accept or pursue any Substitute Debt Financing if it is less favorable (taken as a whole) to Parent and Merger Sub in any respect than the Debt Financing contemplated by the Debt Letters in existence as of the date hereof. Parent and Merger Sub shall deliver to the Company true, correct and complete copies of all contracts or agreements (including any Redacted Fee Letter) pursuant to which any such alternative source shall have committed to provide any portion of the Substitute Debt Financing.
(f)    For purposes of this Section 5.11, (x) references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter (including, for the avoidance of any doubt, the incurrence of term loans and/or the issuance of debt securities referenced in the Debt Commitment Letter in lieu of the Debt Financing) as permitted to be amended, modified, supplemented or replaced by this Section 5.11, (y) references to the “Debt Commitment Letter”, the “Redacted Fee Letter” and/or the “Debt Letters” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 5.11, and (z) references to “Debt Financing” shall include the Debt Financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 5.11. Notwithstanding anything to the contrary contained herein, in no event shall Parent and its Affiliates be required pursuant to this Agreement to agree to pay to the Debt Financing Sources providing the Debt Financing or the Substitute Debt Financing any additional fees or to increase any interest rates or original issue discounts applicable thereto, except as expressly required pursuant to the Debt Letters in existence as of the date hereof.
(g)    Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the financing, or any Substitute Debt Financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the financing pursuant to the Debt Commitment Letter or any Substitute Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article 6. In the event that all of the conditions in Article 6 are satisfied or waived and all conditions to either the Debt Commitment Letter or Debt Financing Agreements have been satisfied, each of Parent and Merger Sub shall cause its Debt Financing Sources to fund the financing required to consummate the transactions contemplated hereby on the Closing Date. For purposes of this Section 5.11, Parent and its Affiliates shall not be required to pursue any litigation against the Debt Financing Sources.

1103593863\14\AMERICAS

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.1    Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of Holdco and the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the party for whose benefit such condition exists in accordance with Section 9.13) of the following conditions:
(a)    any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; and
(b)    no Legal Requirement or Order (whether temporary, preliminary or permanent) issued by a Governmental Entity having the effect of making the consummation of the Merger illegal or otherwise enjoining, prohibiting or preventing the consummation of the Merger shall be in effect.
Section 6.2    Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver by Parent and Merger Sub of the following further conditions:
(a)    (i) the representations and warranties of the Company set forth in Section 3.1 (Existence and Qualification), Section 3.2 (Authority; Approval and Enforceability), Section 3.3(a) and the first two sentences of Section 3.3(b) (Capitalization and Business Records), Section 3.5(a) (No Defaults or Consents) and the first sentence of Section 3.23 (Broker or Finder Fees) shall be true, correct and complete in all respects other than de minimis inaccuracies as of the Bring Down Date as though made on and as of the Bring Down Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date, and (ii) all of the other representations and warranties of the Company set forth in Article 3 hereof shall be true and correct in all respects as of the Bring Down Date as though made on and as of the Bring Down Date, except, in the case of this clause (ii), (x) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Bring Down Date to be true and correct as of the specified date and (y) to the extent that the effects, events, circumstances, occurrences, facts, conditions, developments, results, changes or combination of the foregoing that cause such representations and warranties to not be true and correct as of such dates have not had a Company Material Adverse Effect (provided, that for the purposes of the foregoing clause (ii), qualifications as to materiality and Company Material Adverse Effect contained in such representations and warranties shall not be given effect, other than those set forth (A) in respect of any use of the defined term “Material Contract”, (B) Section 3.9, and (C) in clause (a) of Section 3.10);
(b)    the Company and Holdco shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company and Holdco under this Agreement on or prior to the Closing Date;
(c)    since the date hereof and until the Bring Down Date, there has been no Company Material Adverse Effect;
(d)    prior to or at the Closing, the Company shall have delivered, in form and substance reasonably acceptable to Parent, a certificate of an authorized officer of the Company, dated as

1103593863\14\AMERICAS

of the Closing Date, to the effect that the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) are satisfied;
(e)    Holdco shall have delivered to Parent the Escrow Agreement duly executed by Holdco;
(f)    the Company shall have delivered to Parent the Restrictive Covenant Agreement duly executed by Greenbriar Equity Fund V, L.P., and Greenbriar Co-Investment Partners V, L.P., respectively;
(g)    Parent shall have received reasonable evidence that all Liens on the equity interests of the Group Companies set forth on Schedule 6.2(g) have been satisfied and released or will be satisfied and released in connection with the Closing; and
(h)    Parent shall have received the Payoff Letters with respect to any Closing Indebtedness set forth on Schedule 6.2(h).
Section 6.3    Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver by the Company of the following further conditions:
(a)    (i) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Existence and Qualification), Section 4.2 (Authority; Approval and Enforceability), Section 4.3(a) (No Defaults or Consents) and Section 4.7 (Broker or Finder Fees) shall be shall be true, correct and complete in all respects other than de minimis inaccuracies as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date and (ii) all of the other representations and warranties of Parent and Merger Sub set forth in Article 4 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except, in the case of this clause (ii), (x) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (y) to the extent that the effects, events, circumstances, occurrences, facts, conditions, developments, results, changes or combination of the foregoing that cause such representations and warranties to not be true and correct as of such dates would not have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Merger;
(b)    Parent and Merger Sub shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;
(c)    prior to or at the Closing, Parent shall have delivered a certificate, in form and substance reasonably acceptable for the Company, of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied;
(d)    Parent shall have delivered to the Company the Escrow Agreement duly executed by Parent and the Escrow Agent; and

1103593863\14\AMERICAS

(e)    Parent shall have delivered to the Company the Restrictive Covenant Agreement duly executed by Parent and its Affiliate.
Section 6.4    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was primarily caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3. Further, to the extent a party has not waived the satisfaction of the condition set forth in Section 6.1(b) in accordance with Section 9.13, in order to rely on the failure to satisfy the condition set forth in Section 6.1(b), such relying party shall have (a) performed and complied with Section 5.3 and (b) otherwise used reasonable best efforts to prevent any Legal Requirement, Order (whether temporary, preliminary or permanent) issued by a Governmental Entity, Action or other legal restraint or prohibition from having the effect of making the consummation of the Merger illegal or otherwise restraining, enjoining, prohibiting or preventing the consummation of the Merger.
ARTICLE 7
TERMINATION
Section 7.1    Termination. Notwithstanding the approval of this Agreement by the respective stockholders of Merger Sub and the Company, this Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, at the discretion of the board of directors of Merger Sub or the Company, as applicable, by written notice setting forth the applicable clause below, only:
(a)    by mutual written consent of Merger Sub and the Company;
(b)    by Parent, (i) if any of the representations or warranties of the Company and Holdco set forth in Article 3 shall not be true and correct such that the condition to Closing set forth in Section 6.2(a) would not be satisfied or (ii) if the Company and Holdco shall have failed to perform or comply with the covenants or agreements of the Company and Holdco set forth in this Agreement such that the condition to Closing set forth in Section 6.2(b) would not be satisfied and, in each case of the foregoing clauses (i) and (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach or failure to perform or comply is not cured prior to the earlier of the Termination Date or the thirtieth (30th) day after written notice thereof is delivered to the Company; provided that (x) Parent or Merger Sub is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) to not be satisfied and (y) any default under or breach of this Agreement by Parent or Merger Sub (whether or not such breach or default has been cured) was not the proximate cause of, or gave rise to, or otherwise resulted in the condition to Closing set forth in Section 6.2(a) or Section 6.2(b), as applicable, to not be satisfied;
(c)    by the Company, (i) if any of the representations or warranties of Parent or Merger Sub set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 6.3(a) would not be satisfied or (ii) if Parent or Merger Sub shall have failed to perform or comply with the covenants or agreements of Parent and Merger Sub set forth in this Agreement such that the condition to Closing set forth in Section 6.3(b) would not be satisfied and, in each case of the forgoing clauses (i) and (ii), such breach or failure to perform or comply is not capable of cure or if such breach or failure to perform or comply (or breaches or failures) is capable of cure, such breach of failure to perform or comply is not cured prior to the earlier of the Termination Date or the thirtieth (30th) day after written notice thereof is delivered to Parent; provided that (x) the Company is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) to not be

1103593863\14\AMERICAS

satisfied and (y) any default under or breach of this Agreement by the Company or Holdco (whether or not such breach or default has been cured) was not the proximate cause of, or gave rise to, or otherwise resulted in the condition to Closing set forth in Section 6.3(a) or Section 6.3(b), as applicable, to not be satisfied;
(d)    by either Parent or the Company, if the Merger shall not have been consummated on or prior to July 1, 2025 (the “Termination Date”); provided, however, that if, on such date, the condition to Closing set forth in Section 6.1(a) or Section 6.1(b) shall not have been fulfilled but all other conditions to Closing either have been fulfilled or are then capable of being fulfilled, then the Termination Date shall, without any action on the part of the parties hereto, be extended three additional months to October 1, 2025; provided, further, that, if the failure to consummate the Merger is primarily the result of a breach by Parent or Merger Sub or the Company or Holdco of its respective representations or warranties or a failure to perform obligations or covenants under this Agreement, then any termination pursuant to this Section 7.1(d) shall not be available to such party who has breached this Agreement;
(e)    by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is due to a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement) or have been waived by Parent (in writing) in accordance with the requirements of Section 9.13 with respect to such waiver, in each case, at the time the Closing is required to have occurred in accordance with Section 2.2, and (ii) Parent or Merger Sub fails to consummate the Closing by the date that the Closing is required to have occurred in accordance with Section 2.2; or
(f)    by either Parent or by the Company, if any Governmental Entity shall have issued an Order or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or ruling or other action shall have become final and non-appealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 7.1(f) shall have used reasonable best efforts to remove such Order, ruling or other action and shall have complied in all respects and taken all actions required by Section 5.3 hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any party if such party’s breach of any provision of this Agreement is the primary cause of such Order, ruling or other action.
Section 7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability on the part of Parent, Merger Sub, the Company, Holdco or their respective officers, directors or equityholders) with the exception of (a) the provisions of the second sentence of Section 5.2, the expense reimbursement and indemnification provisions in Section 5.11(a), this Section 7.2, Article 9 and the Confidentiality Agreement, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (b) any Liability of any party for any willful or intentional breach of this Agreement (and, for the avoidance of doubt, any failure by Parent, Holdco or the Company to consummate the transactions contemplated by this Agreement when such transactions are required to be consummated pursuant to Section 2.2 shall be deemed to be a willful and intentional breach of this Agreement) prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement, the non-breaching parties shall be entitled to all remedies available at law or in equity, including equitable relief (including specific performance, and in each case without the necessity of proving actual harm or posting a bond or other security), consequential, indirect, special or punitive

1103593863\14\AMERICAS

Damages, Damages for the benefit of the bargain lost by the Holdco and the Company (taking into consideration relevant matters, including the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the time value of money), and diminution in value of the Group Companies and, without limitation, the reimbursement of Holdco and the Group Companies’ costs and expenses. The parties expressly agree that the Company shall be entitled to receive any Damages that may be claimed by Holdco (including for the benefit of the bargain lost). Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.18.
ARTICLE 8
TAX MATTERS
Section 8.1    Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of any Group Company for any Pre-Closing Tax Period or Straddle Period that are required to be filed on or after the Closing Date (taking into account applicable extensions) and before the Merger Consideration is finally determined pursuant to Section 2.10(c). Such Tax Return shall be prepared in a manner consistent with the past practice of the Group Company in preparing Tax Returns (including any such reporting positions, elections or accounting methods) to the extent consistent with Applicable Law. Parent shall deliver a draft of such Tax Return to Holdco for review and comment at least thirty (30) days prior to its due date (taking into account applicable extensions), or such shorter time as is reasonable in light of the Tax Return to be filed, and shall incorporate all reasonable comments provided by Holdco at least five (5) days prior to such due date. Notwithstanding anything to the contrary in this Agreement, (a) any Transaction Tax Deductions shall be reported in Pre-Closing Tax Periods of the Group Company to the extent permitted under Applicable Law at a “more likely than not” or greater level of comfort, (b) Parent shall cause the Company and any of its applicable Subsidiaries to join its consolidated group and the taxable year of the Company and such Subsidiaries to close as of the end of the Closing Date for U.S. federal and, if permitted, state and local income tax purposes, and (c) the Company and such Subsidiaries shall not apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to the Transaction Tax Deductions or elect the “ratable allocation” method under Treasury Regulation Section 1.1502-76(b)(2)(ii) or (iii) in connection with the transactions contemplated herein.
Section 8.2    Cooperation. Each of the parties and their Affiliates (including each Group Company) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns of any Group Company for any Pre-Closing Tax Period or Straddle Period and the conduct of any Tax Contest. Such cooperation shall include the retention and, upon the other party’s reasonable request, the provision of such records and information that are relevant to any such Tax Return or Tax Contest and the making of employees available on a mutually convenient basis to provide such additional information and explanation of any materials provided hereunder.
Section 8.3    Tax Contest. Parent shall promptly notify Holdco of any Tax Proceeding with respect to any Pre-Closing Tax Period of a Group Company that Parent receives written notice of before the Merger Consideration is finally determined pursuant to Section 2.10(c) that could impact the amount of any Merger Consideration (“Tax Contest”), delivering a written description of the nature and basis of such Tax Contest and the amount at issue if known; provided that that no failure or delay to provide notice of a Tax Contest shall reduce or otherwise affect the obligations of Holdco hereunder unless Holdco was materially prejudiced thereby and then only to the extent of such prejudice. Parent shall have the right to control such Tax Contest; provided that (a) Parent shall keep Holdco reasonably informed of

1103593863\14\AMERICAS

any procedural matters relating thereto, (b) Holdco shall, at its own expense, have the right to participate in such Tax Contest, and (c) Parent shall not settle or compromise any material issue with respect to such Tax Contest without the prior written consent of Holdco (which shall not be unreasonably withheld, conditioned or delayed).
Section 8.4    Transfer Taxes. Parent shall (a) pay, or cause to be paid, when due, and shall indemnify and hold harmless Holdco from and against, all transfer, documentary, sales, use, stamp, registration, deed, conveyance, recording and other similar taxes, fees and charges, together with any interest, penalties or additions thereto, arising in connection with the transactions contemplated herein (“Transfer Taxes”) and (b) file, or cause to be filed, all Tax Returns with respect to such Transfer Taxes at its own expense. The parties shall reasonably cooperate to establish any available exemption from or reduction in any Transfer Taxes.
Section 8.5    Straddle Periods. For purposes of this Agreement, in the case of any Tax with respect to a Straddle Period, the amount of such Tax allocable to the portion of such Straddle Period ending on and including the Closing Date shall (a) in the case of any Income Taxes or other Taxes based on receipts, sales or payments or that are transactionally-based, be determined based on an interim closing of the books as of the end of the Closing Date; provided that any exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation and amortization deductions) shall be allocated between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date in proportion to the number of days in each such respective period and (b) in the case of any other Taxes, be determined based on the proportion of the number of days in the portion of such Straddle Period ending on and including the Closing Date compared to the total the number of days in such Straddle Period.
Section 8.6    Tax Refunds. Holdco shall be entitled to any Tax refund or Tax credit in lieu thereof described in Schedule 8.6 of any Group Company with respect to any Pre-Closing Tax Period or Straddle Period, except to the extent that such Tax refund or credit (i) was taken into account for purposes of determining the amount of Merger Consideration otherwise payable pursuant to this Agreement or (ii) is paid or payable to Payroll, LLC d/b/a Paycom or one of its Affiliates (“Tax Refund”). Parent and its Affiliates (including each Group Company) shall (a) take such actions that are reasonably requested by Holdco (at Holdco’s expense) in order to receive any Tax Refund, and (b) not surrender, fail to collect, or otherwise take any action to minimize or unreasonably delay the receipt of any Tax Refund for the benefit of Holdco. For the avoidance of doubt, Parent will have no obligation to initiate any Action or file or amend any consolidated, combined or unitary tax return of Parent pursuant to this Section 8.6. Upon the receipt of any Tax Refund (including the utilization of any Tax credit to offset Taxes otherwise payable) after the Closing, Parent shall promptly notify Holdco of such receipt or utilization of such Tax Refund. After the three (3) year anniversary of the receipt of such payment (or such earlier time to which the parties, acting in good faith, mutually agree), and to the extent such Tax Refund has not been (i) paid to Payroll, LLC d/b/a Paycom or one if its Affiliates, or (ii) disallowed, reduced, or recaptured, Parent shall pay to Holdco an amount equal to such Tax Refund, net of any reasonable out-of-pocket costs or expenses or any Taxes incurred by Parent and its Affiliates (including each Group Company) after the Closing in connection with obtaining such Tax Refund, plus interest accrued on such Tax Refund at the applicable federal rate by wire transfer of immediately available funds to such accounts designated in writing by Holdco.
Section 8.7    Post-Closing Tax Actions. Without the prior written consent of Holdco (which shall not be unreasonably withheld, conditioned or delayed and for such purpose it shall be deemed

1103593863\14\AMERICAS

unreasonable to withhold consent with respect to any such action required by Applicable Law), Parent shall not, and shall not cause or permit any Group Company to, (a) amend any Tax Return of any Group Company with respect to any Pre-Closing Tax Period or Straddle Period, (b) make, change or revoke any Tax election or Tax accounting method or period of any Group Company with respect to, or that has a retroactive effect to, any Pre-Closing Tax Period or Straddle Period, (c) waive or extend the statutory period of limitation applicable to any Taxes of any Group Company with respect to any Pre-Closing Tax Period or Straddle Period, (d) make or initiate any voluntary contact (including in connection with any voluntary disclosure agreements or arrangements) with any Taxing Authority regarding Taxes of any Group Company with respect to any Pre-Closing Tax Period or Straddle Period, or (e) take any other action with respect to any Taxes of any Group Company for any Pre-Closing Tax Period or Straddle Period, in each case, prior to the Merger Consideration being finally determined pursuant to Section 2.10(c), in each case to the extent such actions described in this Section 8.7 could reduce the amount of any Merger Consideration.
Section 8.8    Treatment of Post-Closing Payments. Any post-Closing payments among the parties pursuant to this Article 8 shall be deemed adjustments to the Merger Consideration (including for all applicable Tax purposes).
ARTICLE 9
MISCELLANEOUS
Section 9.1    Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate upon consummation of the Closing (it being understood and agreed that none of Parent, Merger Sub, the Group Companies or any of their Affiliates or their respective Representatives or agents, shall have recourse under this Agreement following the consummation of the Closing for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of covenant, condition or agreement required to be performed or fulfilled prior to the consummation of the Closing, including with respect to any matter arising under CERCLA or any other Environmental Law), except that the covenants and agreements that are explicitly to be performed following the Closing Date shall survive the Closing in accordance with their respective terms or until fully performed, after which such covenants and agreements shall terminate in accordance with their respective terms or upon full performance. Notwithstanding the foregoing, nothing in this Agreement shall inhibit or otherwise limit the amount of any Liability of any party hereto for Actual Fraud or any breach of any covenant that is explicitly to be performed following the Closing Date or the ability of Parent recover from the insurer under the R&W Insurance Policy.
Section 9.2    Entire Agreement; Assignment. This Agreement and the Ancillary Documents, together with all Exhibits and Schedules hereto and thereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of Parent, Merger Sub and Holdco; provided, that Parent may transfer or assign, in whole or in part, its rights and interests hereunder following the Closing to (a) an Affiliate of Parent; (b) any Debt Financing Source for collateral security purposes; or (c) the insurer under the R&W Insurance Policy; provided, however,

1103593863\14\AMERICAS

that nothing shall relieve Parent of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.
Section 9.3    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:
To Parent, Merger Sub or (following the Closing) the Surviving Corporation:
Valvoline Inc.
100 Valvoline Way, Suite 100
Lexington, KY 40509
Attention:    Ian Lofwall, Deputy General Counsel and Assistant Secretary
E-mail:    Ian.Lofwall@valvoline.com
with a copy (which shall not constitute notice to Parent or Merger Sub) to:
Squire Patton Boggs (US) LLP
1000 Key Tower, 127 Public Square
Cleveland, OH 44114
Attention:    Jonathon Whittlesey; Jaime R. Daddona
E-mail:    jonathon.whittlesey@squirepb.com; jaime.daddona@squirepb.com
To Holdco or the Company (prior to the Closing):
c/o Greenbriar Equity Group, L.P.
1 Greenwich Plaza
Greenwich, CT 06830
Attention:    Matthew Burke; Nicholas Stieber
E-mail:    mburke@greenbriarequity.com; nstieber@greenbriarequity.com with a copy (which shall not constitute notice to Holdco) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Shawn OHargan, P.C.; Philippe Simard
E-mail:    shawn.ohargan@kirkland.com; philippe.simard@kirkland.com
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 9.4    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by or leading to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other

1103593863\14\AMERICAS

jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 9.5    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated (including, for the avoidance of doubt, the fees and expenses to be borne by Parent in accordance with Section 5.3, Section 5.4, Section 5.9 and this Section 9.5), all fees and expenses incurred in connection with the Merger, this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents, including the fees and disbursements of financial advisors, accountants and other Representatives, shall be paid by the party hereto incurring such fees or expenses; provided that, subject to the terms and conditions set forth in Article 2, in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Surviving Corporation to, pay at the Closing all Unpaid Transaction Expenses pursuant to wire instructions provided to Parent by the Company at least three (3) Business Days prior to the Closing Date.
Section 9.6    Press Releases and Announcements. None of the parties hereto or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby (including the Merger) without the prior written consent of Parent and Holdco (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any such press release or public announcement may be made if required by Applicable Law or a securities exchange rule; provided that the party required to make such press release or public announcement shall, to the extent possible, confer with Parent and Holdco concerning the timing and content of such press release or public announcement before the same is made. Notwithstanding the foregoing, nothing shall prevent Holdco (or Holdco’s Affiliates) from providing customary general information that is provided to equityholders of Holdco or such equityholder’s Affiliates in the ordinary course of business about the transactions contemplated by this Agreement, solely in connection with its fundraising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature (including disclosures with respect to investment multiples, returns on investment, rates of return and other customary financial performance metrics related to Holdco’s or such equityholder’s investment in the Company).
Section 9.7    Release.
(a)    Effective as of the Closing, Holdco on behalf of itself and its Affiliates (which, for the avoidance of doubt, excludes the Group Companies), and each of their successors and permitted assigns (each a “Holdco Releasor”), hereby knowingly, fully, unconditionally and irrevocably and forever releases, acquits and discharges, to the fullest extent permitted by Applicable Law, each of the Group Companies and its successors and assigns, and any present or former Affiliates, directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders, or other Representatives of any of the foregoing Persons (each, a “Group Company Released Party”), of, from and against, and hereby unconditionally and irrevocably waives, any and all covenants, Liabilities, Damages, judgments, accounts, and other Actions of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that any Holdco Releasor ever had, now has or ever may have or claim to have against any Group Company Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever related to the Group Companies and arising on or prior to the Closing (except, in each case, in the event of Actual Fraud); provided, that nothing contained in this Section 9.7(a) shall be construed as a waiver by any Holdco Releasor of any of their respective rights under (i) this Agreement or any Ancillary

1103593863\14\AMERICAS

Document, (ii) any employment agreement for individuals continuing to be employed by the Surviving Corporation or any of its Subsidiaries following the Closing, or (iii) any ordinary course of business transactions on arms-length terms between Affiliates of Holdco and the Group Companies. Each Holdco Releasor expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Holdco Releasor understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and their current and future Affiliates, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Holdco, on behalf of itself and each Holdco Releasor, acknowledges that Parent will be relying on the waiver and release provided in this Section 9.7(a) in connection with entering into this Agreement and that this Section 9.7(a) is intended for the benefit of, and to grant third-party beneficiary rights to, each Group Company Released Party to enforce this Section 9.7(a). Holdco agrees not to, and agrees to cause the other Holdco Releasors not to assert or initiate or maintain any Action with respect to the matters released hereby.
(b)    Effective as of the Closing, Parent, on behalf of its Affiliates, each Group Company and each of such Group Companies’ respective successors and permitted assigns (each a “Group Company Releasor”), hereby knowingly, fully, unconditionally and irrevocably and forever releases, acquits and discharges, to the fullest extent permitted by Applicable Law, Holdco and its successors and assigns, and any present or former Affiliates, directors, managers, officers, employees, agents, lenders, investors, partners, principals, members, managers, shareholders, or other Representatives of any of the foregoing Persons (each, a “Holdco Released Party”), of, from and against, and hereby unconditionally and irrevocably waives, any and all covenants, Liabilities, Damages, judgments, accounts, and other Actions of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, at law or in equity that any Group Company Releasor ever had, now has or ever may have or claim to have against any Holdco Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever related to the Group Companies and arising on or prior to the Closing (except, in each case, in the event of Actual Fraud); provided, that nothing contained in this Section 9.7(b) shall be construed as a waiver by any Group Company Releasor of any of their respective rights under (i) this Agreement or any Ancillary Document, (ii) any employment agreement for individuals continuing to be employed by the Surviving Corporation or any of its Subsidiaries following the Closing, or (iii) any ordinary course of business transactions on arms-length terms between Affiliates of Holdco and the Group Companies. Each Group Company Releasor expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Group Company Releasor understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and their current and future Affiliates, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Parent, on behalf of each Group Company Releasor, acknowledges that Holdco will be relying on the waiver and release provided in this Section 9.7(b) in connection with entering into this Agreement and that this Section 9.7(b) is intended for the benefit of, and to grant third-party beneficiary rights to, each Holdco Released Party to enforce this Section 9.7(b). Parent agrees to cause the Group Company Releasors not to assert or initiate or maintain any Action with respect to the matters released hereby.
Section 9.8    Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented

1103593863\14\AMERICAS

by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Further, no party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement; (vi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (ix) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (x) references to any Applicable Law or Contract are to that Applicable Law or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xiii) the words “dollar” or “$” shall mean U.S. dollars; and (xiv) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day or on which a government office is not open with respect to which a filing must be made, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. Except as otherwise specifically provided in this Agreement, where any number of days is prescribed in relation to the doing of a particular thing or in respect of a period of time, those days will be calculated exclusive of the first day and inclusive of the last day.
Section 9.9    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The disclosure of any matter in the Schedules shall not be deemed to constitute an acknowledgement that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, or that the matter would, alone or together with any other matter or item, have or would reasonably be expected to have a Company Material Adverse Effect. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. Inclusion of any item in the Schedule shall not constitute, or be deemed to be, an admission of Liability or responsibility of any party to any third party in connection with any pending or threatened Action. Headings have been inserted in the Schedules for convenience of reference only. The Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants, agreements or obligations of the Company except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any

1103593863\14\AMERICAS

representation, warranty, covenant, agreement or obligation set out in this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.
Section 9.10    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 5.4, Section 5.11(a), Section 7.2, Section 9.7 and this Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) the Group Company Released Parties and the Holdco Released Parties are third party beneficiaries of Section 9.7, (b) the Law Firm is a third party beneficiary of Section 9.20, (c) each Non-Party Affiliate is an express third-party beneficiary of Section 9.19, and (d) the Debt Financing Sources are express third-party beneficiaries of the Lender Protective Provisions.
Section 9.11    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.12    Amendment. Prior to the Effective Time, subject to Applicable Law (including the DGCL) and Section 9.13, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company; provided, that such amendment is duly approved by the boards of directors of the Company and Merger Sub in accordance with Section 251(d) of the DGCL, and, if required by Section 251(d) of the DGCL, adopted by the respective stockholders of Merger Sub and the Company. After the Effective Time, subject to Applicable Law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Corporation and Holdco. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 9.12 shall be void. Notwithstanding anything in this Agreement to the contrary, none of the definition of Debt Financing Source, the Lender Protective Provisions, or any other provision of this Agreement, that, if amended, would affect the substance of any of the Lender Protective Provisions, may be amended in any manner that is materially adverse in any respect to the interests of the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.
Section 9.13    Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (x) extend the time for the

1103593863\14\AMERICAS

performance of any of the obligations or other acts of the Company or Holdco contained herein, (y) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (z) waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. For the avoidance of doubt and without limiting the generality of the last sentence of Section 9.12, it is acknowledged and agreed that this Section 9.13 shall be subject to the last sentence of Section 9.12.
Section 9.14    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by a scanned page (via email) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 9.15    Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.
Section 9.16    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.17    Jurisdiction and Venue. Except as provided by Section 2.10(c), each of the parties to this Agreement (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction of a particular matter, any state or federal court sitting in the State of Delaware) in any Action arising out of or relating to this Agreement or any Ancillary Documents or the transactions contemplated by or leading to this Agreement or any Ancillary Documents, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement or any Ancillary Document in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

1103593863\14\AMERICAS

Section 9.18    Remedies. Except as expressly provided in Section 2.10(c), any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Parent, Merger Sub, the Company and Holdco agree that irreparable harm, for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including a party’s obligations to consummate the transactions contemplated by this Agreement if it is required to do so hereunder) without posting a bond or undertaking and without needing to prove damages, this being in addition to any other remedy to which they are entitled at law or in equity. The foregoing right shall include the right of a party to cause the non-compliant party to cause the transactions contemplated by this Agreement to be consummated, in each case, if the conditions set forth in Section 6.1 and Section 6.2, with respect to Parent and Merger Sub, or the conditions set forth in Section 6.1 and Section 6.3, with respect to the Company and Holdco, have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. To the extent any party hereto brings an Action or other similar process to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such Action or other similar process or (ii) such other time period established by the court presiding over such Action or other similar process.
Section 9.19    Non-Recourse. All claims or causes of Action (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Ancillary Documents, including any past, present or future incorporator, member, partner, stockholder, equityholder, agent, or Representative of any named party to this Agreement or the other Ancillary Documents (“Non-Party Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Ancillary Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Documents (as the case may be) or the negotiation or execution hereof or thereof, and each party hereto waives and releases all such Liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

1103593863\14\AMERICAS

Section 9.20    Waiver of Conflicts and Privileged Information.
(a)    Each party to this Agreement acknowledges that (i) one or more of the Group Companies, Holdco and/or their respective Affiliates have retained Kirkland & Ellis LLP (the “Law Firm”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby as well as other past and ongoing matters), (ii) the Law Firm has not acted as counsel for Parent, Merger Sub or any of their respective past, present or future Affiliates in connection with the transactions contemplated by this Agreement and (iii) no Person other than the Group Companies, Holdco or their respective Affiliates has the status of client of the Law Firm for conflict of interest or any other purpose as a result thereof. Parent hereby (I) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Group Companies) to waive and not assert, any conflict of interest relating to the Law Firm’s representation after the Closing of Holdco or its respective Affiliates in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any Action, and (II) consents to, and will cause each of its Subsidiaries (including, after the Closing, the Group Companies) to consent to, any such representation, even though in each case (x) the interests of Holdco or its Affiliates may be directly adverse to Parent, the Group Companies or their respective Affiliates, (y) the Law Firm may have represented Holdco, the Group Companies, or their respective Affiliates in a substantially related matter, or (z) the Law Firm may be handling other ongoing matters for Parent, the Group Companies, or any of their respective Affiliates.
(b)    Parent agrees that, after the Closing, none of Parent, the Group Companies or any of their Affiliates will have any right to access or control any of the Law Firm’s records or communications relating to or affecting the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), which will be the property of (and be controlled by) Holdco or its Affiliates. In addition, Parent agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Group Companies. Accordingly, Parent will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to use any Attorney-Client Communication remaining in the records of the Group Companies after the Closing in a manner that may be materially adverse to Holdco or any of its Affiliates.
(c)    Parent agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Group Companies), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Holdco (or its Affiliates) and will not pass to or be claimed by Parent, the Group Companies, or any of their Affiliates, and (ii) Holdco (or its Affiliates) will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Parent will not, and will cause each of its Affiliates (including, after the Closing, the Group Companies) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not Holdco or any of its Affiliates; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such

1103593863\14\AMERICAS

protection in any dispute with a Person that is not Holdco or any of its Affiliates; provided that, in the event that Parent or any of its Affiliates (including the Group Companies) is legally required by any Order or otherwise legally required by a Governmental Entity to access or obtain a copy of all or a portion of such Attorney-Client Communication, then such actions shall be permitted to the extent (A) permitted by any Applicable Law, or (B) required to be disclosed pursuant to such Order, in the written opinion of Parent’s counsel; provided that, to the extent permitted by Applicable Law, Parent will or, if applicable, will cause it Affiliates to promptly notify Holdco in writing to permit Holdco, at its expense, to seek a protective order or take other appropriate action.
Section 9.21    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of Holdco and the Company, for itself and each of its Subsidiaries and its and their respective Affiliates and Representatives (but not, for the avoidance of doubt, Parent, Merger Sub and their respective Affiliates and Representatives) hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources and arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing (each, a “Debt Financing Agreement” and, collectively, the “Debt Financing Agreements”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each such party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), except as otherwise provided in any Debt Financing Agreement or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Action of any kind or description against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Holdco, the Company or any of their respective Subsidiaries or any of their respective Affiliates or Representatives in any such Action shall be effective if notice is given in accordance with Section 9.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Legal Requirements trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Sources will have any Liability to Holdco, the Company or any of their respective Subsidiaries or any of its or their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) hereby waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the Debt Financing, any Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (i) agrees not to (x) commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Action (whether in contract, or in tort, at law or in equity) against any Debt Financing Source that may be based upon, arise out of or relate to this Agreement, the Debt Financing, any Debt Financing Agreement or the

1103593863\14\AMERICAS

transactions contemplated hereby or thereby, or (y) seek to enforce the commitments against, make any claims for breach of the commitments contained in the Debt Commitment Letter against, or seek to recover monetary damages from, the Debt Financing Sources for any reason, including in connection with the Debt Financing or the obligations of the Debt Financing Sources thereunder; provided that, notwithstanding the foregoing, nothing in this Section 9.21 or in any other provision of this Agreement shall affect the rights of Parent or its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries following the Closing) against or in respect of the Debt Financing Sources under any Debt Letter, any Debt Financing and/or any Debt Financing Agreement with respect to the Debt Financing or any of the transactions contemplated thereby or the performance or any services thereunder.
* * * * *

1103593863\14\AMERICAS

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
OC PARENT, L.P.

By:    /s/ Matthew Burke
Name: Matthew Burke
Title: Authorized Signatory
OC INTERMEDIATECO, INC.

By:    /s/ Matthew Burke
Name: Matthew Burke
Title: President
VALVOLINE INC.

By:    /s/ Mary E. Meixelsperger
Name: Mary E. Meixelsperger
Title: Chief Financial Officer
OCI MERGER SUB INC.

By:    /s/ Jordan M. Denny
Name: Jordan M. Denny
Title: Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]
1103593863\14\AMERICAS